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As filed with the Securities and Exchange Commission on April 12, 2013

Registration No. 333-187139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Halcón Resources Corporation*
(Exact name of registrant as specified in its charter)

Delaware	1311	20-0700684
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 Louisiana St., Suite 6700
Houston, Texas 77002
(832) 538-0300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David S. Elkouri
Executive Vice President and General Counsel
Halcón Resources Corporation
1000 Louisiana, Suite 6700
Houston, Texas 77002
(832) 538-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
William T. Heller IV
Harry R. Beaudry
Mayer Brown LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002
(713) 238-3000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*
Includes certain subsidiaries of Halcón Resources Corporation identified on the following page.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9.750% Senior Notes dues 2020	$750,000,000	100%	$750,000,000	$102,300(3)

Guarantees of 9.750% Notes due 2020(2)	—	—	—	—(4)

8.875% Senior Notes due 2021	$1,350,000,000	100%	$1,350,000,000	$184,140(3)

Guarantees of 8.875% Notes due 2021(2)	—	—	—	—(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the rules and regulations under the Securities Act of 1933, as amended.

(2)
No separate consideration was received for the guarantees. Each subsidiary of Halcón Resources Corporation that is listed below in the Table of Additional Registrant Guarantors has guaranteed the notes being registered.

(3)
The registration fee was previously paid in connection with the filing of the initial Form S-4.

(4)
In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of the securities being registered.

Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Additional Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employee Identification No.
Halcón Resources Operating, Inc.	Delaware	03-0544856
Halcón Holdings, Inc.	Delaware	52-1535102
HRC Energy Resources (WV), Inc.	Delaware	84-1682713
HRC Energy Holdings (LA), Inc.	Delaware	34-2003056
HRC Energy Resources (Lafourche), Inc.	Louisiana	72-0954774
HRC Energy Louisiana, LLC	Delaware	84-1651433
Pontotoc Production Company, Inc.	Texas	74-2353501
Halcón Energy Properties, Inc.	Delaware	02-0685292
Halcón Operating Co., Inc.	Texas	75-2883588
HLP Gulf States, LLC	Oklahoma	73-1522976
Halcón Geo Holdings, LLC	Delaware	80-0840538
Halcón Williston I, LLC	Texas	80-0869550
Halcón Williston II, LLC	Texas	46-1459676
Halcón Field Services, LLC	Delaware	45-5240280
Halcón Louisiana Operating, L.P.	Delaware	45-5409727
Catena Oil & Gas, LLC	Texas	32-0190502
G3 Energy, LLC	Colorado	20-8875010
G3 Operating, LLC	Colorado	20-8875129
Southern Bay Operating, L.L.C.	Texas	35-2238107
Southern Bay Energy, LLC	Texas	26-0418956
Southern Bay Louisiana, LLC	Texas	42-1654549

(1)
The address for each Registrant Guarantor is 1000 Louisiana St., Suite 6700, Houston, Texas 77002 and the telephone number for each Registrant Guarantor is (832) 538-0300. The Primary Industrial Classification Code for each Registrant Guarantor is 1311.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2013

PROSPECTUS

Halcón Resources Corporation

Offer to Exchange up to $750,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 for up to $750,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 which have been registered under the Securities Act of 1933; and

Offer to Exchange up to $1,350,000,000 aggregate principal amount of 8.875% Senior Notes due 2021 for up to $1,350,000,000 aggregate principal amount of 8.875% Senior Notes due 2021 which have been registered under the Securities Act of 1933

         We are offering to exchange $750,000,000 aggregate principal amount of our outstanding, unregistered 9.750% Senior Notes due 2020 (the "old 2020 notes") for an equivalent amount of registered 9.750% Senior Notes due 2020 (the "new 2020 notes," and, together with the old 2020 notes, the "2020 notes") and $1,350,000,000 aggregate principal amount of our outstanding, unregistered 8.875% Senior Notes due 2021 (the "new 2021 notes" and, together with the old 2021 notes, the "2021 notes") for an equivalent amount of registered 8.875% Senior Notes due 2021 (the "old 2021 notes"). In this prospectus we refer to the old 2020 notes and the old 2021 notes, together, as the "old notes," and the new 2020 notes and the new 2021 notes, together, as the "new notes." The old notes and the new notes are sometimes referred to in this prospectus together as the "notes."

Terms of the New Notes Offered in the Exchange Offers:

  •
  The terms of the new notes are identical to the terms of the corresponding series of old notes, except that the new notes will be registered under the Securities Act of 1933, as amended (the "Securities Act") and will not contain restrictions on transfer, registration rights or provisions for payment of additional interest in case of non-registration.

Terms of the Exchange Offers:

  •
  We will exchange the new notes for all outstanding old notes of the same series that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offers.

  •
  The exchange offers expire at 5:00 p.m., New York City time, on                                    , 2013, unless extended.

  •
  Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offers.

  •
  The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

  •
  The old notes are, and the new notes will be, guaranteed by each of our existing and future domestic restricted subsidiaries.

         There is no established trading market for the new notes.

         Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The accompanying letter of transmittal relating to the exchange offers states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offers.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2013.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

        In this prospectus, "we," "us," "our," the "Company," and "Halcón" refer to Halcón Resources Corporation and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

        This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Halcón Resources Corporation, 1000 Louisiana St., Suite 6700, Houston, Texas 77002, Attn: Investor Relations, (832) 538-0300. To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days before the date the exchange offers expire.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  our ability to successfully integrate acquired oil and natural gas business and operations;

  •
  the possibility that acquisitions may involve unexpected costs or delays, will not achieve intended benefits and will divert management's time and energy, which could have an adverse effect on our financial positions, results of operations, or cash flows;

  •
  risks in connection with potential acquisitions and the integration of significant acquisitions;

  •
  we have substantial indebtedness and may incur more debt; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

  •
  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

  •
  access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

  •
  our ability to secure firm transportation and other marketing outlets for the natural gas, natural gas liquids and crude oil and condensate we produce and to sell these products at market prices;

  •
  access to adequate gathering systems and transportation take-away capacity, necessary to fully execute our capital program;

  •
  constraints in the Williston Basin with respect to gathering, transportation and processing facilities and marketing;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

  •
  volatility in commodity prices for oil and natural gas;

  •
  our ability to replace oil and natural gas reserves;

  •
  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

  •
  the potential for production decline rates for our wells to be greater than we expect;

  •
  our ability to retain key members of senior management and key technical employees;

  •
  competition, including competition for acreage in resource play holdings;

  •
  environmental risks;

  •
  drilling and operating risks;

ii

  •
  exploration and development risks;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

  •
  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

  •
  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or pricing;

  •
  the insurance coverage maintained by us will adequately cover all losses that may be sustained in connection with all oil and natural gas activities;

  •
  title to the properties in which we have an interest may be impaired by title defects;

  •
  management's ability to execute our plans to meet our goals;

  •
  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars; and

  •
  we depend on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

iii

PROSPECTUS SUMMARY

        This summary does not contain all the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in or incorporated by reference in this prospectus, including the section titled "Risk Factors" and the financial statements and related notes incorporated by reference herein.

        All references to the "notes" refer to both the old notes and the new notes, except as otherwise indicated.

Our Company

        Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004 and were recapitalized on February 8, 2012. Historically, our producing properties have been located in basins with long histories of oil and natural gas operations. During 2012 we focused our efforts on the acquisition of unevaluated leasehold and producing properties in selected prospect areas and now have an extensive drilling inventory in multiple basins that we believe allows for multiple years of profitable production growth and provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns.

        At December 31, 2012, our estimated total proved oil and natural gas reserves, as prepared by our independent reserve engineering firm, Netherland, Sewell & Associates, Inc., or "Netherland, Sewell," were approximately 108.8 million barrels of oil equivalent (MMBoe), consisting of 87.4 million barrels (MMBbls) of oil, 5.4 MMBbls of natural gas liquids, and 96.1 billion cubic feet (Bcf) of natural gas. Approximately 47% of our proved reserves were classified as proved developed. We maintain operational control of approximately 93% of our proved reserves.

        Our oil and natural gas assets consist of a combination of undeveloped acreage positions in unconventional liquids-rich basins/fields and mature liquids-weighted reserves and production in more conventional basins/fields. We have mature oil and natural gas reserves located primarily in Texas, North Dakota, Louisiana, Oklahoma and Montana. We have acquired acreage and may acquire additional acreage in the Utica / Point Pleasant formations in Ohio and Pennsylvania, the Woodbine / Eagle Ford formations in East Texas, the Bakken / Three Forks formations in North Dakota and Montana, the Tuscaloosa Marine Shale formation in Louisiana, the Midway / Navarro formations in Southeast Texas and the Wilcox formation in Texas and Louisiana as well as several other areas.

        Our total operating revenues for 2012 were approximately $247.9 million. Production for the fourth quarter of 2012 averaged 18,348 barrels of oil equivalent per day (Boe/d). Full year 2012 production averaged 9,404 Boe/d compared to 4,121 Boe/d in 2011, resulting in a 128% year over year increase in our average daily production. The increase in production compared to the prior year was driven by our acquisitions of GeoResources, Inc. (GeoResources), the East Texas Assets (defined below) and the Williston Basin Assets (defined below), partially offset by a slight production decline from existing properties. The acquisition of GeoResources, the East Texas Assets and the Williston Basin Assets combined to contribute approximately 5,320 Boe/d of the increase. In 2012, we participated in the drilling of 192 gross (88.2 net) wells of which 189 gross (85.3 net) wells were completed and capable of production, and 3 gross (2.9 net) wells were dry holes. We also drilled and completed 6 gross (5.0 net) salt water disposal wells.

Our Business and Recent Developments

        For a description of our business, please see our annual report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, or the "SEC," on February 28,

2013 and incorporated herein by reference, as well as the other documents incorporated herein by reference.

        We have recently engaged in several significant transactions:

  Acquisition of Williston Basin Assets

        On December 6, 2012, we completed the acquisition of entities owning a total of approximately 81,000 net acres prospective for the Bakken / Three Forks formations primarily located in Williams, Mountrail, McKenzie and Dunn Counties, North Dakota (the Williston Basin Assets), from two affiliated privately held companies, Petro-Hunt, L.L.C. and Pillar Energy, LLC (the Petro-Hunt parties) for a total adjusted purchase price of approximately $1.5 billion, consisting of approximately $756.1 million in cash and approximately $695.2 million in newly issued shares of our preferred stock. We issued a total of approximately 10,880 shares of our 8% Automatically Convertible Preferred Stock, par value $0.0001 per share. Following the approval by our stockholders, on January 18, 2013 each outstanding share of our preferred stock converted into 10,000 shares of our common stock at an effective conversion price of approximately $7.45 per share based on the liquidation preference. Accordingly, on that date, an aggregate of 108.8 million shares of our common stock was issued to the Petro-Hunt parties. No cash dividends were paid on the convertible preferred stock as it converted into common stock before April 6, 2013. No proceeds were received by us upon conversion of the preferred stock.

        The borrowing base for our Senior Credit Agreement was increased to $850.0 million after the closing of the Williston Basin Assets acquisition.

  Merger with GeoResources, Inc.

        On August 1, 2012, we acquired GeoResources by merger (the Merger) for a total purchase price of $854.4 million. As consideration, we paid a combination of $20.00 in cash, and issued 1.932 shares of our common stock, for each share of GeoResources' common stock that was issued and outstanding on the closing date and also assumed GeoResources' outstanding warrants. We issued a total of approximately 51.3 million shares of common stock and paid approximately $531.5 million in cash to former GeoResources stockholders in exchange for their shares of GeoResources common stock. GeoResources' oil and natural gas properties include acreage in the Bakken / Three Forks formations in North Dakota and Montana, the Austin Chalk trend and Eagle Ford Shale in Texas. The acquisition expanded our presence in these areas as well as added properties in Oklahoma and Louisiana, which added oil and natural gas reserves and production to our existing asset base. GeoResources' production for the year ended December 31, 2011 was 1.9 MMBoe. Prior to the Merger, we and GeoResources operated as separate companies. GeoResources' results of operations are reflected in our results from and after August 1, 2012.

  East Texas Assets Acquisition

        In early August 2012, we acquired an operated interest in 20,628 net acres of oil and natural gas leaseholds in East Texas (the East Texas Assets) from several private oil and natural gas entities for consideration of $426.8 million comprised of approximately $296.1 million in cash and 20.8 million shares of our common stock, subject to normal closing adjustments. The properties consist of producing and nonproducing acreage believed to be prospective for the Woodbine, Eagle Ford and other formations. The East Texas Assets results of operations are reflected in our results from and after August 1, 2012.

Corporate Information

        Halcón is a Delaware corporation formerly known as "RAM Energy Resources, Inc." Halcón's principal offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, telephone number (832) 538-0300, and its website can be found at www.halconresources.com. Unless specifically incorporated by reference in this prospectus, information that you may find on Halcón's website is not part of this prospectus.

The Exchange Offers

        On July 16, 2012, we completed a private offering of $750.0 million in aggregate principal of the old 2020 notes. On November 6, 2012, we completed a private offering of $750.0 million in aggregate principal of the old 2021 notes, and on January 14, 2013, we completed a follow-on private offering of $600.0 million in aggregate principal of additional old 2021 notes. As part of each private offering, we entered into registration rights agreements with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offers for the old notes. The following is a summary of the exchange offers.

Old 2020 Notes	9.750% Senior Notes due 2020, which were issued on July 16, 2012.
Old 2021 Notes	8.875% Senior Notes due 2021, which were issued on November 6, 2012 and January 14, 2013.
New 2020 Notes

9.750% Senior Notes due 2020. The terms of the new notes are substantially identical to those terms of the outstanding old 2020 notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old 2020 notes will not apply to the new 2020 notes.

New 2021 Notes

8.875% Senior Notes due 2021. The terms of the new notes are substantially identical to those terms of the outstanding old 2021 notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old 2021 notes will not apply to the new 2021 notes.

The Exchange Offers	We are offering to exchange:

•

up to $750.0 million aggregate principal amount of our new 2020 notes that have been registered under the Securities Act for a like principal amount of our outstanding old 2020 notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement; and

•

up to $1.35 billion aggregate principal amount of our new 2021 notes that have been registered under the Securities Act for a like principal amount of our outstanding old 2021 notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The new notes will evidence the same debt as the corresponding old notes and will be issued under, and be entitled to the benefits of, the same indenture that governs the corresponding series of old notes. Holders of the old notes do not have any appraisal or dissenter's rights in connection with the exchange offers. Because the new notes will be registered, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered, and had their old notes accepted, in the exchange offers will have no registration rights.

Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.
Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2013 unless we decide to extend it.
Conditions to the Exchange Offers

The exchange offers are subject to certain customary conditions, which we may waive. The registration rights agreements do not require us to accept old notes for exchange if the applicable exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission, which we refer to as the "SEC." A minimum aggregate principal amount of old notes being tendered is not a condition to either exchange offer.

Procedures for Tendering Old Notes

Unless you comply with the procedures described under the caption "The Exchange Offers—Exchange Offer Procedures," you must do one of the following on or prior to the expiration of the exchange offers to participate in the exchange offers:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offers—Exchange Agent;" or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company, which we call "DTC," prior to the expiration of the exchange offers. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offers—Book-Entry Transfers."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offers, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2013. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offers. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, please read "The Exchange Offers—Withdrawal Rights."

United States Federal Income Tax Consequences

The exchange of the old notes for new notes in the exchange offers will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Certain U.S. Federal Income Tax Consequences" for more information regarding the tax consequences to you of the exchange offers.

Use of Proceeds	We will not receive any proceeds from the exchange offers.
Fees and Expenses	We will pay all of our expenses incident to the exchange offers.
Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offers. You can find the address, telephone number and fax number of the exchange agent under the caption "The Exchange Offers—Exchange Agent."

Resales of New Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• you are acquiring the new notes in the exchange offers in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offers;

• you are not our "affiliate" as defined in Rule 405 under the Securities Act; and
• you are not a broker-dealer tendering old notes acquired directly from us for your account.

By tendering your old notes as described in "The Exchange Offers—Exchange Offer Procedures," you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Consequences of Not Exchanging Your Old Notes

If you do not exchange your old notes in the exchange offers, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes."

Terms of the New Notes

        The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. As a result, the new notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The new notes represent the same debt as the old notes for which they are being exchanged.

        The following is a summary of the terms of the new notes. It may not contain all the information that is important to you. For a more detailed description of the new notes, please read "Description of the New Notes."

Issuer	Halcón Resources Corporation
Securities Offered	Up to $750.0 million aggregate principal amount of 9.750% Senior Notes due 2020.
Up to $1.35 billion aggregate principal amount of 8.875% Senior Notes due 2021.
Maturity Dates	July 15, 2020 for the new 2020 notes.
May 15, 2021 for the new 2021 notes.
Interest
Interest on the new 2020 notes will accrue at the rate of 9.750% per year and will be payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2013. Interest will accrue from July 16, 2012.

Interest on the new 2021 notes will accrue at the rate of 8.875% per year and will be payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2013. Interest will accrue from November 6, 2012.
Guarantees
The notes will be jointly and severally guaranteed on a senior unsecured basis by all of our current restricted subsidiaries. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them instead. Halcón, the issuer of the notes, has no material independent assets or operations apart from the assets and operations of its subsidiaries.
Ranking
The new notes will be our senior unsecured obligations. The new notes will rank equally with all our current and future senior indebtedness. The new notes will rank effectively junior to our secured debt to the extent of the collateral, including secured debt under our existing senior revolving credit facility.

Optional Redemption	At any time on or before July 15, 2015, we may redeem up to 35% of the aggregate principal amount of the 2020 notes with the net cash proceeds of certain equity offerings at the redemption price set forth under "Description of the New Notes—Optional Redemption," if at least 65% of the aggregate principal amount of the 2020 notes issued under the 2020 Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

At any time before July 15, 2016, we may redeem the 2020 notes, in whole or in part, at a "make whole" redemption price set forth under "Description of the New Notes—Optional Redemption." On or after July 15, 2016, we may redeem the 2020 notes, in whole or in part, at the redemption prices set forth under "Description of the New Notes—Optional Redemption."

At any time on or before November 15, 2015, we may redeem up to 35% of the aggregate principal amount of the 2021 notes with the net cash proceeds of certain equity offerings at the redemption price set forth under "Description of the New Notes—Optional Redemption," if at least 65% of the aggregate principal amount of the 2021 notes issued under the 2021 Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

At any time before November 15, 2016, we may redeem the 2021 notes, in whole or in part, at a "make whole" redemption price set forth under "Description of the New Notes—Optional Redemption." On or after November 15, 2016, we may redeem the 2021 notes, in whole or in part, at the redemption prices set forth under "Description of the New Notes—Optional Redemption."
Mandatory Offer to Repurchase
If we experience specific kinds of changes of control followed by a rating decline or sell certain assets, we may be required to purchase all or a portion of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Notes—Repurchase at the Option of Holders."
Basic Covenants of Indenture	The indentures governing the notes contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:
• borrow money;
• pay dividends or make other distributions on stock;
• purchase or redeem stock or subordinated indebtedness;
• make investments;
• create liens;

• enter into transactions with affiliates;
• sell assets;
• refinance certain indebtedness; and
• merge with or into other companies or transfer all or substantially all our assets.

These limitations are subject to a number of important qualifications and exceptions which are described in "Description of the New Notes—Certain Covenants." However, most of the limitations will terminate with respect to either series of notes if both Moody's Investors Service, Inc. and Standard & Poor's Ratings Services assign that series an investment grade rating and no default exists with respect to the notes.
Events of Default
If there is an event of default on the notes, the principal amount of notes plus accrued and unpaid interest, if any, may be declared immediately due and payable in specified circumstances. Please read "Description of the New Notes—Events of Default and Remedies."
Transfer Restrictions; Absence of a Public Market for the Notes
The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes.

Risk Factors

        Tendering your old notes in the exchange offers involves risks. You should carefully consider the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors" for an explanation of certain risks of investing in the new notes before tendering any old notes. For a description of risks related to our industry and business, you should also evaluate the specific risk factors set forth under the heading "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports.

RISK FACTORS

        You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under "Cautionary Statement Regarding Forward-Looking Statements," and the risks described below. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference in this prospectus and, to the extent applicable, any subsequently filed reports.

        We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Related to the Exchange Offers and the New Notes

If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

        We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read "The Exchange Offers—Exchange Offer Procedures" and "Description of the New Notes."

        If you do not exchange your old notes for new notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read "The Exchange Offers—Consequences of Exchanging or Failing to Exchange Old Notes."

You may find it difficult to sell your new notes.

        The new notes are a new issue of securities and although the new notes will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

        We cannot assure you that an active market will exist for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the notes may be adversely affected by:

  •
  changes in the overall market for non-investment grade securities;

  •
  changes in our financial performance or prospects;

  •
  the financial performance or prospects for companies in our industry generally;

  •
  the number of holders of the notes;

  •
  the interest of securities dealers in making a market for the notes; and

  •
  prevailing interest rates and general economic conditions.

        Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Some holders who exchange their old notes may be deemed to be underwriters.

        If you exchange your old notes in the exchange offers for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets and our ability to make payments on the notes is therefore dependent upon the performance of our subsidiaries.

        We are a holding company, and our subsidiaries conduct substantially all of our operations and own substantially all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, any future indebtedness of our subsidiaries. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of the notes, or to repurchase the notes upon an occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants under the agreements governing our indebtedness, including financial and operating covenants, we could be in default under the terms of such agreements. In the event of any such default:

  •
  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under our credit agreement could elect to terminate their commitments thereunder, cease making further loans and commence foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

        If we breach our covenants under our credit agreement or the indentures governing the notes and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our credit agreement or the indenture governing such notes, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to conditions in the oil and gas industry, general economic and financial conditions, the impact of legislative and regulatory actions on how we conduct our business and other factors, all of which are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

  •
  refinancing or restructuring our debt;

  •
  selling assets;

  •
  reducing or delaying acquisitions or capital investments, such as remanufacturing our rigs and related equipment; or

  •
  seeking to raise additional capital.

        However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness, including the notes, would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.

        Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

Restrictive covenants in the indentures governing the notes and in our revolving credit facility could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

        The indentures governing the notes impose significant operating and financial restrictions on us. These restrictions limit our ability and that of our restricted subsidiaries to, among other things:

  •
  pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in mergers or consolidations or sell or otherwise dispose of all or substantially all of our assets;

  •
  make certain dispositions and transfers of assets; and

  •
  engage in transactions with affiliates.

        In addition, our revolving credit facility contains a number of significant covenants that, among other things, restrict our ability to:

  •
  dispose of assets;

  •
  incur or guarantee additional indebtedness and issue certain types of preferred stock;

  •
  pay dividends on our capital stock;

  •
  create liens on our assets;

  •
  enter into sale or leaseback transactions;

  •
  enter into specified investments or acquisitions;

  •
  repurchase, redeem or retire our capital stock or subordinated debt;

  •
  merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

  •
  engage in specified transactions with subsidiaries and affiliates; or

  •
  pursue other corporate activities.

        We may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the indentures governing the notes and our revolving credit facility. Also, our revolving credit facility requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control and, as a result, we may be unable to meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. A decline in oil, NGL and natural gas prices, or a prolonged period of oil, NGL and natural gas prices at lower levels, could eventually result in our failing to meet one or more of the financial covenants under our credit agreement, which could require us to finance or amend the credit agreement resulting in the payment of consent fees or higher interest rates, or require us to raise additional capital at an inopportune time or on terms not favorable to us.

        A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our credit agreement. A default under our credit agreement or the indentures governing the notes, if not cured or waived, could result in acceleration of all indebtedness outstanding thereunder. The accelerated debt would become immediately due and payable. If that should occur, we may be unable to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. Moreover, any new indebtedness we incur may impose financial restrictions and other covenants on us that may be more restrictive than the revolving credit facility or the indentures governing the notes. See "Description of the New Notes."

The notes and the guarantees will be unsecured and effectively subordinated to our secured indebtedness and that of our subsidiary guarantors.

        The notes and the guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to any secured debt of ours and that of each subsidiary guarantor, respectively, including obligations under our senior revolving credit facility, to the extent of the value of the collateral securing the debt. We have a borrowing base of $850.0 million under our senior revolving credit facility. As of December 31, 2012, we had $298.0 million of outstanding indebtedness under our senior revolving credit facility. That and any additional amounts borrowed thereunder is secured debt and would be effectively senior in right of payment to the notes to the extent of the value of the collateral securing that indebtedness. The indentures governing the notes will permit us and the subsidiary guarantors to incur additional secured debt in the future.

        If we or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that does not rank junior to the notes, including the 8% senior unsecured convertible note due 2017 held by HALRES LLC and including all of our other general creditors and the holders of our secured debt to the extent such debt is not satisfied with the proceeds of the collateral therefor, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Our debt level in the future and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

        Our level of indebtedness in the future, and the covenants contained in the agreements governing our debt, could have important consequences for our operations, including by:

  •
  making it more difficult for us to satisfy our obligations under the notes or other indebtedness and increasing the risk that we may default on our debt obligations;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

  •
  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

  •
  limiting management's discretion in operating our business;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  detracting from our ability to withstand successfully a downturn in our business or the economy generally;

  •
  placing us at a competitive disadvantage against less leveraged competitors; and

  •
  making us vulnerable to increases in interest rates, because debt under any senior revolving credit facility may vary with prevailing interest rates.

        We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the consequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

We are able to incur a substantial amount of additional indebtedness. This could further exacerbate the risks associated with our indebtedness.

        Our $1.5 billion senior revolving credit facility currently has a borrowing base of $850.0 million for secured borrowings, subject to periodic borrowing base redeterminations. As of December 31, 2012, we had $298.0 million of outstanding indebtedness under our senior revolving credit facility. Borrowings under the senior revolving credit facility are secured, and as a result, effectively senior to the notes and the guarantees of the notes by the guarantors, to the extent of the value of the collateral securing that indebtedness. In addition, the holders of the notes and our $275 million 8% senior unsecured convertible note due 2017 and holders of any future debt we may incur that ranks equally with the notes will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is incurred, the related risks that we and our subsidiaries now face could intensify. Increased leverage could, for example:

  •
  make it more difficult for us to satisfy our obligations under our indebtedness; if we fail to comply with the requirements of our indebtedness, that failure could result in an event of default of such indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other business activities;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  diminish our ability to successfully withstand a downturn in our business or the economy generally; and

  •
  place us at a competitive disadvantage against less leveraged competitors.

        If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could increase.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain change of control events followed within 90 days by a lowering of the rating on the notes by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services ("S&P"), we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

  •
  sale of assets; or

  •
  sales of equity.

        We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes. Additionally, a "change of control" is an event of default under our senior revolving credit facility that would permit the lenders to accelerate the debt outstanding under such facility. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under United States bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

        Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees of the notes can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        Our subsidiary guarantees may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        The obligations of each subsidiary guarantor will be limited as necessary to prevent each subsidiary guarantee from constituting a fraudulent conveyance under applicable law. We cannot assure you that this limitation will protect the subsidiary guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due.

The notes will be structurally subordinated to all indebtedness and other liabilities of our future subsidiaries that are not guarantors of the notes.

        You would not have any claim as a creditor against any of our future subsidiaries that are not guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. As a result, your ability to make a claim against those subsidiaries may be limited.

Many of the covenants contained in the indentures will terminate if the notes are rated investment grade by both of S&P and Moody's.

        Many of the covenants in the indentures governing the notes will terminate if the notes are rated investment grade by both of S&P and Moody's, provided at such time no default under the indentures has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see "Description of the New Notes—Covenant Termination."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table contains a summary of our earnings to fixed charges and to combined fixed charges and preference dividends for the periods indicated in thousands, except ratios. You should read the ratio information below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto in our Annual Report on Form 10-K for year ended December 31, 2012, which is incorporated herein by reference.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings (loss) to fixed charges(5)	(1)	1.3	1.1	(3)	(4)
Pre-tax preferred dividend requirements	$88,445	—	—	—	—
Ratio of earnings (loss) to combined fixed charges and preference dividends(5)	(2)	1.3	1.1	(3)	(4)

(1)
Due to the Company's loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $13.2 million to achieve a coverage ratio of 1:1.

(2)
Due to the Company's loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $101.6 million to achieve a coverage ratio of 1:1.

(3)
Due to the Company's loss in 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $74.7 million to achieve a coverage ratio of 1:1.

(4)
Due to the Company's loss in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $221.6 million to achieve a coverage ratio of 1:1.

(5)
For purposes of determining the ratio of earnings to fixed charges and the ratio of combined fixed charges and preference dividends to earnings, earnings are defined as income before income taxes, plus fixed charges (excluding amortization of capitalized interest) less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and amortization of deferred financing costs. Preference dividends consist of dividends paid with respect to our 8% Automatically Convertible Preferred Stock issued on March 5, 2012 and subsequently converted into shares of our common stock on April 17, 2012.

 USE OF PROCEEDS

        The exchange offers are intended to satisfy our obligations under the registration rights agreements we entered into in connection with the private offerings of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offers. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offers. As a result, the issuance of the new notes will not result in any increase or decrease in our outstanding indebtedness.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

        On February 8, 2012, we entered into a $500.0 million, five-year, senior secured revolving credit agreement with JPMorgan Chase Bank, N.A., or "JPMorgan," as the administrative agent and lead arranger, which replaced our previous revolving credit facility. The new credit agreement increased the revolving borrowing base to $225.0 million and matures on February 8, 2017. The borrowing base will be redetermined semi-annually, with us and the lenders each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations. Funds advanced under the credit agreement may be paid down and re-borrowed during the five-year term of the revolver. Advances under the credit agreement are secured by liens on substantially all of our properties and assets and the properties and assets of our subsidiaries. The credit agreement contains representations, warranties and covenants customary in transactions of this nature including restrictions on the payment of dividends on our capital stock and financial covenants relating to current ratio and minimum interest coverage ratio.

        On August 1, 2012, in connection with the closing of the GeoResources Merger and East Texas Assets acquisition, we entered into a first amendment to our credit agreement, which increased the commitments under the senior revolving credit facility to an aggregate amount up to $1.5 billion and the borrowing base from $225.0 million to $525.0 million. On December 6, 2012, and in conjunction with the closing of the Williston Basin Assets acquisition, the borrowing base on our senior revolving credit facility was increased from $525.0 million to $850.0 million.

        On January 25, 2013, we entered into the Second Amendment, or the "Second Amendment," which amends the senior credit agreement with respect to our ability to enter into certain commodity hedging agreements. The Second Amendment provides, among other things, that we and our subsidiary guarantors may enter into commodity swap, collar and/or call option agreements with approved counterparties so long as the volumes for such agreements do not exceed 85% of our internally forecasted production (i) from our crude oil, natural gas liquids and natural gas, or (ii) in the case of a proposed acquisition of oil and gas properties, from such oil and gas properties that are the subject of such proposed acquisition, in each case for the 24 months following the date such agreement is entered into. Additionally, we may enter into commodity swap, collar and/or call option agreements so long as the volumes for such agreements do not exceed 85% (i) of the reasonably anticipated projected production from our proved reserves for the period of 25 to 66 months following the date such agreement is entered into, or (ii) in the case of a proposed acquisition of oil and gas properties, of the reasonably anticipated projected production from proved reserves from such oil and gas properties that are the subject of such proposed acquisition for the period of 25 to 48 months following the date such agreement is entered into. The 85% limitations discussed above do not apply to volumes hedged by us using puts, floors and/or basis differential swap agreements.

        Prior to the Second Amendment, the volumes for commodity swap, collar and/or call option agreements under the senior credit agreement could not exceed 85% of the reasonably anticipated projected production from our proved reserves (as forecast based upon the most recently delivered reserve report), for each month during the period during which the agreement was in effect for each of crude oil, natural gas and natural gas liquids, for the 66 months following the date such agreement was entered into.

        Amounts outstanding under the senior credit agreement bear interest at specified margins over the base rate of 0.50% to 1.50% for ABR-based loans or at specified margins over LIBOR of 1.50% to 2.50% for Eurodollar-based loans.

Outstanding Senior Notes

  2021 Notes

        On November 6, 2012, we completed a private offering of $750.0 million aggregate principal amount of our 8.875% senior notes due 2021, which we refer to in this prospectus as the old 2021 notes. On January 14, 2013, we completed the issuance of an additional $600.0 million aggregate principal amount of old 2021 notes. The 2021 notes bear interest at a rate of 8.875% per annum with interest payable semi-annually on May 15 and November 15. The 2021 notes are our senior unsecured obligations and are effectively subordinate to all of our secured debt, including secured debt under our senior revolving credit facility, and rank equally in right of payment with all of our other senior indebtedness. There was no borrowing base reduction to our senior revolving credit facility as a result of the issuance of the old 2021 notes.

  2020 Notes

        On July 16, 2012, we issued $750.0 million in aggregate principal amount of 9.750% senior notes due 2020, which we refer to in this prospectus as the old 2020 notes. The 2020 notes bear interest at a rate of 9.750% per annum with interest payable semi-annually on January 15 and July 15. The 2020 notes are our senior unsecured obligations and are effectively subordinate to all of our secured debt, including secured debt under our senior revolving credit facility, and rank equally in right of payment with all of our other senior indebtedness. There was no borrowing base reduction to our senior revolving credit facility as a result of the issuance of the old 2020 notes.

  HALRES Note

        On February 8, 2012, we issued to HALRES LLC, or HALRES, a $275.0 million principal amount 8% senior unsecured convertible note due 2017, which we refer to as the "HALRES Note," together with warrants, referred to as "HALRES Warrants," for an aggregate purchase price of $275.0 million. The HALRES Note bears interest at a rate of 8.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year. Through the March 31, 2014 interest payment date, we may elect to borrow and add to principal of the HALRES Note, all or any portion of the interest due on the HALRES Note. We elected to pay the interest in kind on March 31, June 30 and September 30, 2012, and rolled $3.2 million, $5.7 million and $5.8 million of interest incurred during the first, second and third quarters of 2012, respectively, into the HALRES Note, increasing the principal amount to $289.7 million. We did not elect to pay interest in kind for the fourth quarter of 2012. The HALRES Note matures on February 8, 2017. At any time after February 8, 2014, the noteholder may elect to convert all or any portion of the principal amount and accrued but unpaid interest into common stock. Each $4.50 of principal and accrued but unpaid interest is convertible into one share of our common stock. The HALRES Note is a senior unsecured obligation of Halcón and ranks equally with all of Halcón's future senior unsubordinated indebtedness, including the 2020 and 2021 notes.

THE EXCHANGE OFFERS

Terms of the Exchange Offers; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on                                    , 2013. We may, however, in our sole discretion, extend the period of time during which any exchange offer is open. The term "expiration date" means the latest time and date to which such exchange offer is extended.

        As of the date of this prospectus, $750.0 million aggregate principal amount of old 2020 notes and $1.35 billion aggregate principal amount of old 2021 notes are outstanding.

        We expressly reserve the right, at any time, to extend the period of time during which either exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to that exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of that exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

        We expressly reserve the right to amend or terminate either exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the events specified under "—Conditions to the Exchange Offers." We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Exchange Offer Procedures

        The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offers, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

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  a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant. The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

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  for the account of an eligible institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an eligible institution). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        We or the exchange agent in our or its sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes and the signatures must be guaranteed by an eligible institution.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us, among other things, that you are not our "affiliate," as defined under Rule 405 under the Securities Act, that the new notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the new notes. However, any purchaser of old notes who is our affiliate who intends to participate in the exchange offers for the purpose of distributing the new notes or a broker-dealer that acquired old notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the old notes:

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  cannot rely on the applicable interpretations of the staff of the SEC;

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  will not be entitled to participate in the exchange offers; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the applicable exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offers." For purposes of the exchange offers, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the applicable exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or prior to the consummation of the applicable exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

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  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

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  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

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  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the applicable exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of that exchange offer).

Book-Entry Transfers

        For purposes of each exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for that exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth under "—Exchange Agent" on or prior to the expiration date.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

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  the name of the person having tendered the old notes to be withdrawn;

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  the old notes to be withdrawn (including the principal amount of such old notes); and

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  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer for that series of notes. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of that exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under "—Exchange Offer Procedures" above at any time on or prior to the expiration date.

Conditions to the Exchange Offers

        Notwithstanding any other provision of the exchange offers, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the applicable exchange offer, if any of the following events occur prior to acceptance of such old notes:

  (1)
  the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

  (2)
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

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  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

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  resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

  (3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

  (4)
  there has occurred:

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  any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

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  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

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  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed U.S. Bank National Association as the exchange agent for the exchange offers. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION

By Facsimile for Eligible Institutions: (651) 466-7372 Attention: Specialized Finance	By Mail/Overnight Delivery/Hand: 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	Confirm by Telephone: (800) 934-6802

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offers will be expensed as incurred.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the applicable exchange offer, your old notes will continue to be subject to the provisions of the applicable indenture relating to the old notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offers may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offers if:

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  you are our "affiliate," as defined in Rule 405 under the Securities Act;

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  you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

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  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in any exchange offer; or

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  you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

        We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offers in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offers as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in either exchange offer, you may not rely on the applicable interpretations of the staff of the SEC, you will not be entitled to participate in that exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

Other

        Participation in the exchange offers is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE NEW NOTES

        We issued the old 2020 notes under an indenture, dated as of July 16, 2012 (as supplemented, the "2020 Indenture"), among us, the subsidiary guarantors and U.S. Bank National Association, as trustee (the "Trustee"). We issued the old 2021 notes under an indenture, dated as of November 6, 2012 (as supplemented, the "2021 Indenture"), among us, the subsidiary guarantors and U.S. Bank National Association, as Trustee. We refer the old 2020 notes and the new 2020 notes together as the "2020 notes" and the old 2021 notes and the new 2021 notes together as the "2021 notes." We refer to the old 2020 notes and the old 2021 notes together as the "old notes" and the new 2020 notes and the new 2021 notes together as the "new notes." We refer to the 2020 Indenture and the 2021 Indenture together as the "Indentures." We will issue each series of new notes under the same indenture under which we issued the corresponding series of old notes, and the new notes will represent the same debt as the old notes for which they are exchanged.

        The Indentures are governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act. The registration rights agreements referred to under the caption "—Registration Rights" set forth the rights holders of the old notes have to require us to register their notes with the SEC.

        Each series of old notes that remain outstanding after the completion of the exchange offers, together with the corresponding series of new notes, will be treated as a single class of securities under the applicable Indenture. Otherwise unqualified references herein to "notes" shall, unless the context requires otherwise, include the old notes and the new notes, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offers are completed, such percentage in aggregate principal amount of the old notes and the new notes then outstanding.

        The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not be subject to transfer restrictions applicable to the old notes; and

  •
  will not have the benefit of the registration rights agreement applicable to the old notes.

        The following description is a summary of the material provisions of the Indentures and the registration rights agreements. It does not restate those agreements in their entirety. We urge you to read the applicable Indenture(s) and the registration rights agreement(s) because they, and not this description, define your rights as Holders of these notes. You may request copies of the Indenture and the registration rights agreement at the address set forth under the heading "—Additional Information."

        You can find the definitions of certain capitalized terms used in this description that are not otherwise defined in this description under the subheadings "—Certain Definitions," and "—Registration Rights." In this description, the word "Company" refers only to Halcón Resources Corporation and not to any of its subsidiaries.

Brief Description of the Notes

  The Notes

        The old 2020 notes were issued on July 16, 2012 in an aggregate principal amount of $750.0 million and the old 2021 notes were issued on November 6, 2012 and January 14, 2013 in an aggregate principal amount of $1.35 billion.

        The new notes:

  •
  will be general unsecured senior obligations of the Company;

  •
  will be equal in right of payment to all existing and future senior Indebtedness of the Company;

  •
  will be effectively subordinate in right of payment to any secured Indebtedness of the Company to the extent of the collateral securing such Indebtedness, including Indebtedness under the Company's senior secured revolving credit facility;

  •
  will be senior in right of payment to any future subordinated Indebtedness of the Company; and

  •
  will be unconditionally guaranteed by the Guarantors.

  The Subsidiary Guarantees

        The new notes will be jointly and severally guaranteed by each of the Company's present Restricted Subsidiaries and its future domestic Restricted Subsidiaries.

        The Subsidiary Guarantees of the new notes:

  •
  will be general unsecured senior obligations of each Guarantor;

  •
  will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor;

  •
  will be effectively subordinate in right of payment to any secured Indebtedness of each Guarantor to the extent of the collateral securing such Indebtedness, including Indebtedness of the Guarantors under the Company's senior secured revolving credit facility; and

  •
  will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

        As of the date of each Indenture, substantially all of the Company's Subsidiaries were both Guarantors and "Restricted Subsidiaries." However, the Subsidiary Guarantee of a Guarantor is subject to release in certain instances as described under the subheading "—Subsidiary Guarantees," and under the circumstances described below under the subheading "—Certain Definitions—Unrestricted Subsidiary," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Upon completion of the Company's acquisition of GeoResources, the Company designated Trigon Energy Partners LLC, a Delaware limited liability company and a Subsidiary of the Company, as an Unrestricted Subsidiary. Unrestricted Subsidiaries will be not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these notes.

        As a result of the Company's acquisition of GeoResources, the Company indirectly acquired a 30% and 2% general partner interest in each of SBE Partners LP, a Texas limited partnership ("SBE"), and OKLA Energy Partners LP, a Texas limited partnership ("OKLA"), respectively. Because the Company holds less than a 50% interest in each of SBE and OKLA, SBE and OKLA are not "Subsidiaries" of the Company for purposes of the Indenture. Consequently, these entities will not be subject to the restrictive covenants in the Indenture and will not guarantee the notes.

Principal, Maturity and Interest

        We issued the old 2020 notes with a maximum aggregate principal amount of $750.0 million and issued the old 2021 notes with a maximum aggregate principal amount of $1.35 billion. We may issue additional notes of either series without the consent of the Holders of such series but subject to the provisions of the applicable Indenture as described below under the caption "—Certain Covenants—Incurrence of Indebtedness," provided, however, in no event may the Company issue any additional notes of a series if, as a result of any such issuance, the aggregate principal amount of notes of that series outstanding would exceed the maximum aggregate principal amount of notes permitted under the

Existing Credit Facility or any other Credit Facilities, in each case as in effect on the date of such issuance, and provided, further, that the additional notes are fungible with the old notes of the same series for U.S. federal income tax purposes so that such additional notes will trade as part of a single class with the old notes. The old notes and any additional notes of the same series subsequently issued under the applicable Indenture, including the new notes issued pursuant to the registration rights agreement relating to the original issuance of that series, will be treated as a single class for all purposes under the applicable Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the Indenture and this "Description of the New Notes," references to the notes include any additional notes and new notes actually issued.

        The Company will issue the new notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Interest on the 2020 notes will accrue at the rate of 9.750% per year and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2013. The Company will make each interest payment to the Holders of record of the 2020 notes on the immediately preceding January 1 and July 1. The 2020 notes will mature on July 15, 2020. Interest on the 2020 notes will accrue from July 16, 2012 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Interest on the 2021 notes will accrue at the rate of 8.875% per year and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013. The Company will make each interest payment to the Holders of record of the 2021 notes on the immediately preceding May 1 and November 1. The 2021 notes will mature on May 15, 2021. Interest on the 2021 notes will accrue from November 6, 2012 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the notes is subject to increase if the registration statement to which this prospectus relates is not declared effective on a timely basis or if certain other conditions specified by the registration rights agreements are not satisfied, all as further described under the caption "—Registration Rights." All references to interest on the notes include any such additional interest that may be payable.

Methods of Receiving Payments on the Notes

        If a Holder of not less than $5.0 million aggregate principal amount of any notes has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on the notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

        The Company will make all principal, premium and interest payments on each note in global form registered in the name of The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global note.

Paying Agent and Registrar for the Notes

        The Trustee currently acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the applicable Indenture . The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

        The Guarantors will jointly and severally guarantee the Company's obligations under these notes on a senior unsecured basis. The obligations of each Guarantor under its Subsidiary Guarantee will be limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable laws, although no assurance can be given that a court would give the Holders the benefit of such a provision. Please read "Risk Factors—Risks Relating to Our Indebtedness and the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under United States bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims."

        Except in a transaction resulting in the release of a Subsidiary Guarantee of a Guarantor, the Company will not permit a Guarantor to sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor) unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

  (2)
  the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee.

        The Subsidiary Guarantee of a Guarantor will be released in accordance with the applicable provisions of the Indenture governing the particular series of notes:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if such transaction complies with the provisions of the Indenture described under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  in connection with any sale or other disposition of the Capital Stock of a Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if such transaction complies with the provisions of the Indenture described under the caption "—Repurchase at the Option of Holders—Asset Sales" and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such transaction;

  (3)
  if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

  (4)
  if the Company effects a Legal Defeasance or Covenant Defeasance as described under "—Legal Defeasance and Covenant Defeasance" or if it satisfies and discharges the Indenture as described under "—Satisfaction and Discharge."

        Please read "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

  2020 Notes

        On or prior to July 15, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2020 notes (including any additional 2020 Notes) originally issued prior to the redemption date under the 2020 Indenture in an amount not greater than the Net Cash Proceeds of one or more Equity Offerings, at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that:

  (1)
  at least 65% in aggregate principal amount of 2020 notes (including any additional 2020 Notes) originally issued under the 2020 Indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

  (2)
  each such redemption must occur within 180 days of the date of the closing of the related Equity Offering.

        In addition, at any time prior to July 15, 2016, the Company may redeem all or part of the 2020 notes at a redemption price equal to the sum of:

  (i)
  the principal amount thereof, plus

  (ii)
  accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  (iii)
  the Make Whole Premium at the redemption date.

        On or after July 15, 2016, the Company may redeem all or a part of the 2020 notes at any time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2016	104.875
2017	102.438
2018 and thereafter	100.000

        Except pursuant to the preceding paragraphs, or as described below in the last paragraph under "—Repurchase at the Option of Holders—Change of Control," the 2020 notes will not be redeemable at the Company's option prior to maturity.

  2021 Notes

        On or prior to November 15, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2021 notes (including any additional 2021 Notes) originally issued prior to the redemption date under the 2021 Indenture in an amount not greater than the Net Cash Proceeds of one or more Equity Offerings, at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that:

  (1)
  at least 65% in aggregate principal amount of 2021 notes (including any additional 2021 Notes) originally issued under the 2021 Indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

  (2)
  each such redemption must occur within 180 days of the date of the closing of the related Equity Offering.

        In addition, at any time prior to November 15, 2016, the Company may redeem all or part of the 2021 notes at a redemption price equal to the sum of:

  (i)
  the principal amount thereof, plus

  (ii)
  accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  (iii)
  the Make Whole Premium at the redemption date.

        On or after November 15, 2016, the Company may redeem all or a part of the 2021 notes at any time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2016	104.438
2017	102.219
2018 and thereafter	100.000

        Except pursuant to the preceding paragraphs, or as described below in the last paragraph under "—Repurchase at the Option of Holders—Change of Control," the 2021 notes will not be redeemable at the Company's option prior to maturity.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not so listed, on a pro rata basis.

        Notes or portions of notes the Trustee selects for redemption shall be in minimum amounts of $2,000 or a whole multiple of $1,000 in excess thereof. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional, except that a notice of redemption to be made with proceeds of an Equity Offering under the first paragraph of "—Optional Redemption" may be conditioned on completion of such Equity Offering.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Asset Sales." The Company may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the notes as described under "—Optional Redemption," each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

        Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company's compliance with such securities laws or regulations.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

        The Paying Agent will promptly mail to each Holder of notes so tendered and not withdrawn the Change of Control Payment for such tendered notes, with such payments to be made through the facilities of DTC for all notes in global form, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, by such Holder; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the applicable Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Also, the Company's senior secured revolving credit facility currently treats certain change of control events with respect to the Company as an event of default entitling the lenders to terminate all further lending commitments, to accelerate all loans then outstanding and to exercise other remedies. The occurrence of a Change of Control may result in a default under future Indebtedness of the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company to repurchase the notes could cause a default under such future Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to repurchase notes following a Change of Control also may be limited by the Company's then existing financial resources.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (2) a notice of redemption for all outstanding notes has been given, unless and until there is a default in payment of the applicable redemption price.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole may be uncertain. In addition, Holders of notes may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company's Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

        If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests or other assets issued or sold or otherwise disposed of; and

  (2)
  (A) at least 75% of the aggregate consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of cash, Cash Equivalents or assets of the type referred to in clauses (2) or (3) of the next succeeding paragraph, or any combination of the foregoing (together, "Permitted Consideration") or (B) the Fair Market Value of all forms of consideration other than Permitted Consideration since the Issue Date does not exceed in the aggregate 10% of the ACNTA of the Company at the time when such determination is made. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Company or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        Within the later of (x) one year after the date of receipt of any Net Proceeds from an Asset Sale and (y) six months after the date of an agreement entered into within such one-year period committing the Company to make an acquisition or expenditure referred to in clauses (2) or (3) below, the Company may apply such Net Proceeds at its option, in any one or more of the following:

  (1)
  to repay, prepay, redeem or repurchase the Senior Debt of the Company or any Guarantor; provided that any reduction in outstanding Indebtedness under any revolving credit facility shall be deemed to have been made temporarily pursuant to the next-following paragraph and not under this clause (1) unless the Board of Directors of the Company shall determine otherwise;

  (2)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Company principally engaged in the Oil and Gas Business that will, upon such acquisition, become a Restricted Subsidiary; or

  (3)
  to make capital expenditures or to acquire properties or assets, in each case that are used or useful in the Oil and Gas Business.

        Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer (the "Asset Sale Offer") to all Holders of notes and, to the extent required by the terms thereof, all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the applicable Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value in the case of any such other pari passu Indebtedness issued with a significant original issue discount) plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the applicable Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, on the basis of the aggregate principal amounts (or accreted values) tendered in round denominations (which in the case of the notes will be minimum denominations of $2,000 principal amount or multiples of $1,000 in excess thereof). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the date such Asset Sale Offer is completed.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company's compliance with such securities laws or regulations.

Certain Covenants

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment by the Company or any Restricted Subsidiary in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or any Guarantor, except(a) a payment of interest or principal on or after the date when due or within three business days prior thereto, (b) in anticipation of satisfying a sinking fund obligation, principal installment payment or payment due at final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or retirement or (c) payments on Indebtedness owed to the Company or a Guarantor; or

  (4)
  make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12) or (13) of the next succeeding paragraph, but including Restricted Payments permitted by clauses (1), (5) and (14) of such paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2012 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the aggregate Net Cash Proceeds and 100% of the Fair Market Value of securities or other property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business that become Restricted Subsidiaries or assets used in the Oil and Gas Business) received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; plus

  (c)
  the amount by which Indebtedness is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the Fair Market Value of any property (as determined in good faith by an officer of the Company), distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

      (d)
      an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary since the Issue Date, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary since the Issue Date, such excess shall not be included in this clause (d) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (a)-(c).

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the applicable Indenture (and such payment shall be deemed to be paid on the date of payment for purposes of any calculation required by this covenant);

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor with the Net Cash Proceeds from an incurrence of any Permitted Refinancing Indebtedness permitted to be incurred under the caption "—Incurrence of Indebtedness;"

  (4)
  the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted

    Subsidiary of the Company held by any employees, former employees, directors or former directors of Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreements or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.5 million in any twelve-month period (with any unused portion of such amount permitted to be carried forward to the next succeeding twelve month period);

  (6)
  so long as no Default has occurred and is continuing, loans or advances to employees of the Company or employees or directors of any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (6), in an aggregate amount not in excess of $2.0 million at any one time outstanding;

  (7)
  repurchases or other acquisitions for value of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof or made in lieu of withholding taxes in connection with any such exercise or exchange; provided, however, that the aggregate amount of such repurchases, redemption or acquisitions to satisfy federal income tax obligations shall not exceed $2.0 million in any twelve-month period;

  (8)
  upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the notes under the covenants described under "—Repurchase at the Option of Holders—Change of Control" or "—Asset Sales" above (including the purchase of all notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (8);

  (9)
  so long as no Default has occurred or is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations;

  (10)
  payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the applicable Indenture;

  (11)
  the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Company;

  (12)
  dividends on Disqualified Stock if such dividends are included in the calculation of Fixed Charges;

  (13)
  payments made by any Person other than the Company or any Restricted Subsidiary to the stockholders of the Company in connection with or as part of (a) a merger or consolidation of the Company with or into such Person or a subsidiary of such Person, or (b) a merger of a subsidiary of such Person into the Company; or

  (14)
  other Restricted Payments not to exceed $25.0 million in the aggregate since the Issue Date.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued at the time of such Restricted Payment by this covenant shall be evidenced by an officers' certificate which shall be delivered to the Trustee not later than five Business Days following the date of the making of any Restricted Payment. Such officers' certificate shall state that such Restricted Payment is permitted, together with a copy of any related resolution of the Board of Directors.

        For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1)-(14) above, the Company, in its sole discretion, may order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this covenant.

  Incurrence of Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the Net Cash Proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by the Company and any Guarantor of the Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Company and the Guarantors outstanding at any time under this clause (1) under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (a) $750.0 million less the aggregate amount of all principal repayments since the Issue Date under a Credit Facility that are made under clause (1) of the second paragraph of the covenant described under "—Repurchase at the Option of Holders—Asset Sales" and (b) 30.0% of ACNTA;

  (2)
  the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this paragraph);

  (3)
  the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the old notes and the Subsidiary Guarantees, and (b) any new notes issued pursuant to the registration rights agreements in exchange for the old notes, and any Subsidiary Guarantees related thereto;

  (4)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, taken together with Permitted Refinancing Indebtedness in respect thereof, not to exceed $50.0 million at any time outstanding;

  (5)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the Net Cash Proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the applicable Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (13) or this clause (5) of this paragraph;

  (6)
  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  (i) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (ii) if a Guarantor is the obligor of such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

  (7)
  in-kind obligations relating to net oil and natural gas balancing positions arising in the ordinary course of business;

  (8)
  the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock, in the form of additional shares of the same class of Disqualified Stock;

  (9)
  any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

  (10)
  any obligation (including deferred premiums) under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided, that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries and are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

  (11)
  any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock of a Restricted Subsidiary;

  (12)
  any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

  (13)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

  (14)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from Guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of $50.0 million and 2.0% of ACNTA determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof; and

  (15)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to Indebtedness permitted by clauses (1) through (14) above or the first paragraph above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of (a) $50.0 million and (b) 2.0% of the Company's ACNTA, determined as of the date of incurrence of such Indebtedness after giving effect to such incurrence and the application of the proceeds therefrom.

        For purposes of determining compliance with this "Indebtedness" covenant:

  (1)
  in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence and, subject to clause (2) below, may later reclassify such items of Indebtedness (or any portion thereof), in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses or may include the amount and type of such Indebtedness partially in one such clause and partially in one or more other such clauses;

  (2)
  all Indebtedness outstanding on the date of the applicable Indenture under the Credit Facilities shall be deemed initially incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (2) of the second paragraph of this covenant;

  (3)
  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (4)
  if obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (5)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

  (6)
  Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary; and

  (7)
  the accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company unless prior to, or contemporaneously therewith, the notes are equally and ratably secured for so long as such other Indebtedness is so secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured for so long as such other Indebtedness is so secured; provided, however, that if such Indebtedness is expressly subordinated to the notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or such Subsidiary Guarantee.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company's Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of the Company's Restricted Subsidiaries;

  (b)
  make loans or advances to the Company or any of the Company's Restricted Subsidiaries; or

  (c)
  transfer any of its properties or assets to the Company or any of the Company's Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements existing on the Issue Date, including the Existing Credit Facility as in effect on the Issue Date;

  (2)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the applicable Indenture to be incurred;

  (3)
  any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

  (4)
  any amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing of Indebtedness referred to in clauses (1) or (2), provided that the encumbrances or restrictions contained in the agreements governing the foregoing are not materially more restrictive, taken as a whole, than those contained in the agreements governing such Indebtedness;

  (5)
  cash or other deposits, or net worth requirements or similar requirements, imposed by suppliers, landlords or customers or required by insurance, security or bonding companies, or restrictions on cash or other deposits by parties under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments;

  (6)
  any applicable law, rule, regulation, order, approval, license, permit or similar restriction;

  (7)
  provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company's Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

  (8)
  any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred under the applicable Indenture or any agreement pursuant to which such Indebtedness was incurred if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the notes and in either case such restrictions are not materially less favorable to Holders of notes than is customary in comparable financings, in each case as determined in good faith by the Board of Directors of the Company; and

  (9)
  with respect to clause (c) of the preceding paragraph only, any of the following encumbrances or restrictions:

  (a)
  customary non-assignment or consent provisions in leases entered into in the ordinary course of business;

  (b)
  purchase money obligations for property acquired in the ordinary course of business or otherwise permitted under the applicable Indenture that impose restrictions on the property so acquired;

  (c)
  Permitted Liens or Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens"

      that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

    (d)
    customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

    (e)
    customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, license, sub-license or similar contract, or the assignment or transfer of any such lease, license, sub-license or other contract; and

    (f)
    customary restrictions on the disposition or distribution of assets or property in agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments.

  Merger, Consolidation or Sale of Assets

        The Company may not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as whole, in one or more related transactions, to another Person, unless:

  (1)
  either:

  (a)
  the Company is the surviving corporation; or

  (b)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes, the applicable Indenture and the applicable registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness" or (b) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction.

The surviving or transferee Person in any of the above transactions (if not the Company) will succeed to, and be substituted for the Company under the applicable Indenture and the notes and the Company (if not the surviving Person) will be fully released from its obligations under such Indenture and the notes, except in the case of a lease of all or substantially all of its assets.

        For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

        Clause (4) of this "Merger, consolidation, or sale of assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries that are Guarantors.

  Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $1.0 million, unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time of such transaction in arm's-length dealings by the Company or such Restricted Subsidiary with a Person that is not an Affiliate; and
(2)	(a)
the Company delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $10.0 million, an officers' certificate certifying that such Affiliate Transaction complies with the requirements of clause (1) above; and
(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $25.0 million, a majority of the Disinterested Members of the Board of Directors (or, if there is only one Disinterested Member, such Disinterested Member) have determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and have approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Trustee and certified by an officers' certificate as having been adopted by the Board of Directors.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment or severance agreement or other employee, consulting service, termination or director-compensation agreement, arrangement or plan, (or any amendment thereto with respect thereto), or indemnification agreements, entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Restricted Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Restricted Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment is in the ordinary course of business or has been approved by a majority of the Disinterested Members of the Board of Directors (or, if there is only one Disinterested Member, such Disinterested Member);

  (2)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (3)
  Restricted Payments that, in each case, are permitted by the provisions of the Indentures described above under the caption "—Restricted Payments" or Permitted Investments described in clauses (14) or (15) of the definition thereof;

  (4)
  loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, in each case only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

  (5)
  any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the notes than those in effect on the Issue Date;

  (6)
  in the case of (i) contracts for (A) drilling or other oil-field services or supplies, (B) the sale, storage, gathering or transport of hydrocarbons or (C) the lease or rental of office or storage space or (ii) other operation-type contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm's-length basis, as determined by a majority of the Disinterested Members of the Board of Directors of the Company (or, if there is only one Disinterested Member, such Disinterested Member);

  (7)
  transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

  (8)
  any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Company;

  (9)
  any Transaction between the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because a director of such Person is also a director of the company or a Restricted Subsidiary, on the other hand; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

  (10)
  Transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the applicable Indenture; provided that as determined by a majority of the Disinterested Members of the Board of Directors or the Company (or, if there is only one Disinterested Member, such Disinterested Member) or senior management of the Company, such Transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable Transaction by the Company or such Restricted Subsidiary with an unrelated Person.

  Additional Subsidiary Guarantees

        If, after the Issue Date, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any Indebtedness of the Company or any Guarantor under a Credit Facility, then that

Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 30 days of the date on which it guaranteed such Indebtedness. Any such guarantee shall be subject to release as described under "—Subsidiary Guarantees."

  Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material in the opinion of the Board of Directors (which opinion shall be reasonable and made in good faith) to the Company and its Restricted Subsidiaries taken as a whole.

  Reports

        Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a section on "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent public accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). Each such filing will be deemed to satisfy the Company's obligation to furnish the filed information or report to the Holders.

        In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indentures will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

        In addition, the Company will agree that, for so long as any Notes remain outstanding and are "restricted securities" under Rule 144 under the Securities Act, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to beneficial owners of Notes and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

        From and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indentures described in "—Repurchase at the Option of Holders—Asset Sales" or in "—Certain Covenants" above under the following headings:

  •
  "Restricted Payments,"

  •
  "Incurrence of Indebtedness,"

  •
  "Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  •
  Clause (4) of "Merger, Consolidation or Sale of Assets,"

  •
  "Transactions with Affiliates," and

  •
  "Business Activities"

(collectively, the "Eliminated Covenants"). As a result, after the date on which the Company and its Restricted Subsidiaries are no longer subject to the Eliminated Covenants, the notes will be entitled to substantially reduced covenant protection.

        After the foregoing covenants have been terminated, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of "Unrestricted Subsidiary."

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by the Company to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the notes with the provisions described under the captions "—Repurchase at the Option of the Holders—Change of Control" and "—Asset Sales" and "—Certain Covenants—Restricted Payments," "—Incurrence of Indebtedness," "—Liens," "—Dividend and Other Payment Restrictions Affecting Subsidiaries," "—Transactions with Affiliates," "—Additional Subsidiary Guarantees," and "—Business Activities";

  (5)
  failure by the Company for 60 days (or 180 days with respect to the covenant described under "—Certain Covenants—Reports") after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the notes to comply with any of its other agreements in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the

    Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the applicable Indenture, if that default:

    (a)
    is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more (the "cross-acceleration provision"); provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

  (7)
  failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amounts covered by insurance or a binding indemnity agreement), which judgments are not paid, discharged or stayed for a period of 60 days (the "Judgment Provision");

  (8)
  any Subsidiary Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the applicable Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (the "guarantee default provision"), in each case with respect to any Guarantor that is also a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; and

  (9)
  certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is also a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (the "bankruptcy provision").

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration with respect to the notes and its consequences.

        Holders of the notes may not enforce the applicable Indenture or the notes except as provided in such Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes or a Default or Event of Default in respect of a provision that under "—Amendment, Supplement and Waiver" below cannot be amended without the consent of each Holder affected.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with each Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indentures, the Subsidiary Guarantees, the registration rights agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver and release may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the applicable Indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of such Indenture.

        In addition, the Company may, at its option and at any time, elect to terminate its obligations under "—Repurchase at the Option of Holders—Change of Control" and "—Asset Sales" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger, Consolidation or Sale of Assets"), the operation of the Cross-Acceleration Provision, the Judgment Provision, the Guarantee Default Provision and (with respect only to Significant Subsidiaries) the Bankruptcy Provision described under "—Events of Default and Remedies" above and the limitations contained in clause (4) of the first paragraph under "—Certain Covenants—Merger, Consolidation or Sale of Assets" above (collectively, "Covenant Defeasance") and certain other covenants or obligations of the Company set forth in the applicable Indenture, and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default.

        The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the notes may not be accelerated because of any Event of Default. If the Company exercises its Covenant Defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7), (8) or (with respect only to Significant Subsidiaries) (9) under "—Events of Default and Remedies" above or because of the failure of the Company to comply with clause (4) of the first paragraph under "—Certain Covenants—Merger, Consolidation or Sale of Assets" above. If the Company exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from its obligations with respect to its Subsidiary Guarantee.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

  (6)
  the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the Trustee an officers' certificate and an Opinion of Counsel, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The Company may discharge its and the Guarantors' obligations under the Indentures while notes remain outstanding if (a) all outstanding notes have been delivered for cancellation, (b) all outstanding notes have become due and payable at their scheduled maturity or (c) all outstanding notes are scheduled for redemption, and the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding notes, not previously delivered for cancellation, on the date of their scheduled maturity or the scheduled date of redemption.

Amendment, Supplement and Waiver

        Except as provided below, the Indentures, the notes and Subsidiary Guarantees may be amended with the consent of the Holders of at least a majority in principal amount of the series of notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture governing such series, the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

        Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes or a Default or Event of Default in respect of a provision that cannot be amended without the consent of each Holder affected;

  (5)
  make any note payable in a currency other than that stated in the notes;

  (6)
  make any change in the provisions of such Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes (except as permitted by clause (7) below);

  (7)
  waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  modify any Subsidiary Guarantee in any manner adverse to Holders of the notes or release any Guarantor from its obligations under its Subsidiary Guarantee except in accordance with the terms of such Indenture;

  (9)
  make any change in the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the Holders of the notes or the Subsidiary Guarantees; or

  (10)
  make any change in the preceding amendment, supplement and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indentures, the notes or the Subsidiary Guarantees:

  (1)
  to cure any ambiguity, defect, inconsistency, omission or mistake;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Company's or a Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or a Guarantor's properties or assets in compliance with the applicable Indenture;

  (4)
  to add or release Guarantors in compliance with the applicable Indenture;

  (5)
  to make any change that would provide any additional rights or benefits to the Holders of notes, add Events of Default or surrender any right or power conferred upon the Company or any Guarantor or that does not adversely affect in any material respect the legal rights under the applicable Indenture of any such Holder; provided, however, that any change to such Indenture to conform it to this "Description of the New Notes" shall not be deemed to adversely affect such legal rights;

  (6)
  to secure the notes, including pursuant to the requirements of the covenant described above under the caption "—Certain Covenants—Liens;"

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act;

  (8)
  to comply with requirements of any securities depository with respect to the notes; or

  (9)
  to provide for the issuance of the new notes or additional notes of the same series.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company or any Guarantor, the Indentures will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding series of notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense as provided in such Indenture.

Governing Law

        The Indentures, the notes and the Subsidiary Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the applicable Indenture and registration rights agreement without charge by writing to Halcón Resources Corporation, 1000 Louisiana St., Suite 6700, Houston, Texas 77002, Attention: General Counsel.

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "ACNTA" means (without duplication), as of the date of determination:

        (1)   the sum of:

          (a)   discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

            (A)  estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

            (B)  estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) before any state or federal income taxes, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

            (C)  estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report (before any state or federal income taxes), and

            (D)  reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's engineers;

          (b)   the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements;

          (c)   the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

          (d)   the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Restricted Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

        (2)   to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

          (a)   minority interests;

          (b)   any net gas or other balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

          (c)   the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report) before any state or federal income taxes, attributable to reserves subject to participation interests, royalty interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

          (d)   the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

          (e)   the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

        If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

        "Acquired Debt" means, with respect to any specified Person:

        (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

        (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Sale" means:

        (1)   the sale, lease, conveyance or other disposition (including, without limitation, by means of a sale and leaseback transaction) of any assets, including, without limitation, any sale of hydrocarbons or other mineral products as a result of the creation of Production Payments and Reserve Sales; provided that the sale, lease conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "—Repurchase at the Option of Holders—Change of Control," and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions described above under the caption "—Certain Covenants—Asset Sales;" and

        (2)   the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1)   any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $5.0 million; or (b) results in Net Proceeds to the Company and its Restricted Subsidiaries of less than $5.0 million;

        (2)   a transfer of assets between or among the Company and its Restricted Subsidiaries;

        (3)   an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

        (4)   a disposition of cash or Cash Equivalents, inventory, accounts receivable, surplus or obsolete equipment or other similar property or any other disposition of property in the ordinary course of business (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment);

        (5)   a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

        (6)   a disposition of oil, natural gas or other hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production operations of the Company and its Subsidiaries;

        (7)   any abandonment, relinquishment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment and Reserve Sale;

        (8)   the provision of services, equipment and other assets for the operation and development of the Company's and its Restricted Subsidiaries' oil and natural gas wells, in the ordinary course of the Company's and its Restricted Subsidiaries' Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

        (9)   the creation or perfection of a Lien (but not the sale or other disposition of any asset subject to such Lien);

        (10) the trade or exchange ("Permitted Asset Exchange") by the Company or any Restricted Subsidiary of any crude oil or natural gas property or interest therein owned or held by the Company or such Restricted Subsidiary for (a) any crude oil or natural gas property or interest therein owned or held by another Person or (b) the Capital Stock of another Person that becomes a Restricted Subsidiary as a result of such trade or exchange, in each case all or substantially all of whose assets consist of crude oil or natural gas properties, including in the case of either of clauses (a) or (b), any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the Fair Market Value of the property (including any cash or cash equivalents) so traded or exchanged;

        (11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

        (12) any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects; and

        (13) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves

        (14) any Production Payment or Reserve Sale, provided that any such Production Payment or Reserve Sales shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 90 days after the acquisition of, the property that is subject thereto;

        (15) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property; and

        (16) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

        "Board of Directors" means:

        (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

        (2)   with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

        (3)   with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

        (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

        "Capital Stock" means:

        (1)   in the case of a corporation, corporate stock;

        (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4)   any other interest or participation (other than any debt security convertible into an equity interest) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

        (1)   United States dollars;

        (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (3)   demand accounts, time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson BankWatch Rating of "B" or better;

        (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5)   commercial paper having one of the two highest ratings obtainable from Moody's or S&P Ratings Services (or its successor) and in each case maturing within 270 days after the date of acquisition;

        (6)   deposits and certificates of deposit with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $1.0 million in the aggregate at any one time;

        (7)   securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least "A" by Moody's or S&P and having maturities of not more than 365 days from the date of acquisition;

        (8)   Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A-2" from Moody's, with maturities of 365 days or less from the date or acquisition; and

        (9)   money market or other mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

        "Change of Control" means the occurrence of any of the following:

        (1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, which disposition is followed by a Rating Decline within 90 days after its consummation;

        (2)   the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;

        (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereafter; or

        (4)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, which occurrence is followed by a Rating Decline within 90 days thereafter.

        "Commodity Agreement" means any oil or natural gas hedging agreement and other agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any Restricted Subsidiary against fluctuations in oil or natural gas prices.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

        (1)   the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

        (2)   the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3)   the cumulative effect of a change in accounting principles;

        (4)   any write-downs of non-current assets; provided, however, that any "ceiling limitation" writedowns under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

        (5)   any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of ASC 815);

        (6)   any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

        (7)   any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary or non-recurring gain (or loss); and

        (8)   any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

        (1)   was a member of such Board of Directors on the Issue Date; or

        (2)   was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, appointment or election.

        "Credit Facilities" means, with respect to the Company or any Guarantor, one or more debt facilities, indentures or commercial paper facilities (including, without limitation, the Existing Credit Facility), in each case with banks or other financial institutions, providing for revolving credit loans, term loans, capital market financings, private placements, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Currency Agreements" means, at any time as to the Company and its Restricted Subsidiaries, any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage the Company or any of its Restricted Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disinterested Member" means, with respect to any transaction, a member of the Company's Board of Directors who does not have any material direct or indirect financial interest (other than as an owner of Equity Interests in the Company or as an officer, manager or employee of the Company or any Restricted Subsidiary) in or with respect to such transaction and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Company or a Restricted Subsidiary), who has any direct or indirect financial interest in or with respect to such transaction

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, for any consideration other than Capital Stock pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than Capital Stock at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Dollar-Denominated Production Payments" mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "EBITDA" means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period plus:

        (1)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

        (2)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments (other than amortization of debt issuance costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with aspect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

        (3)   depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period other than non-cash charges resulting from the application of ASC 410) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

        (4)   non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

        (5)   (to the extent included in determining Consolidated Net Income) the sum of

          (a)   the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and

          (b)   amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Equity Interests" mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means:

        (1)   any underwritten public offering of common stock of the Company registered under the Securities Act (other than on Form S-8 or any successor thereto) and other than any issuance of securities under any benefit plan of the Company; and

        (2)   any unregistered offering of common stock of the Company, so long as, at the time of the consummation thereof, the Company has a class of common equity securities registered pursuant to Section 12(b) or 12(g) under the Exchange Act.

        "Existing Credit Facility" means the senior secured revolving credit facility of the Company under the Senior Revolving Credit Agreement, dated as of February 8, 2012 by and among the Company and the commercial lending institutions that are agents and lenders thereunder, as amended through the Issue Date.

        "Existing Indebtedness" means Indebtedness outstanding on the Issue Date, other than under the Existing Credit Facility.

        "Fair Market Value" means, with respect to any Asset Sale (or Permitted Asset Exchange) or Restricted Payment (or Investment or Permitted Investment), the price that would be negotiated in an arm's-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Company, as evidenced by an officers' certificate delivered to the Trustee.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings unless the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

        (2)   the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

        (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

        (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of original issue discount, non-cash interest payments (other than amortization of debt issuance costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements; plus

        (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

        (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

        (4)   all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any other obligation, direct or indirect, contingent or otherwise, of such Person:

        (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

        (2)   entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment therefor to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantors" means each Subsidiary that executes the Indenture as an initial Subsidiary Guarantor, any Restricted Subsidiary of the Company that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture, and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

        "Holder" means a person in whose name a Note is registered on the Registrar's books.

        "Indebtedness" means, with respect to any specified Person, without duplication,

        (1)   all obligations of such Person, whether or not contingent, in respect of:

          (a)   the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

          (c)   the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

          (d)   the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker's acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

        (2)   all net obligations in respect of Currency Agreements, Interest Rate Agreements and Commodity Agreements, except to the extent such net obligations are otherwise included in this definition;

        (3)   all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has Guaranteed or that are otherwise its legal liability;

        (4)   with respect to any Production Payment and Reserve Sale, any warranties or guaranties of production or payment by such Person with respect to such Production Payment and Reserve Sale but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sale;

        (5)   Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of:

          (a)   the full amount of such obligations so secured and

          (b)   the fair market value of such asset as determined in good faith by such specified Person;

        (6)   Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

        (7)   the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company's Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

        (8)   any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6), (7) or this clause (8), whether or not between or among the same parties, if and to the extent that any of the preceding items (other than in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

        Notwithstanding the foregoing, "Indebtedness" shall not include:

        (a)   accrued expenses, royalties and trade payables;

        (b)   contingent obligations incurred in the ordinary course of business;

        (c)   asset-retirement obligations or obligations in respect of reclamation and workers' compensation (including pensions and retiree medical care) that are not overdue by more than 90 days;

        (d)   except as provided in clause (4) above, Production Payments and Reserve Sales; or

        (e)   in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business.

        For purposes hereof, the maximum fixed repurchase price of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        Notwithstanding the foregoing, Indebtedness shall not include any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash, U.S. government obligations and Cash Equivalents (sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, in accordance with the terms of the instruments governing such indebtedness.

        "Interest Rate Agreements" means, with respect to the Company and its Restricted Subsidiaries, interest rate agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, with respect to any Indebtedness that is permitted to be incurred under the Indenture.

        "Investment Grade Rating" means a rating equal to or higher than:

        (1)   Baa3 (or the equivalent) with a stable or better outlook by Moody's; and

        (2)   BBB- (or the equivalent) with a stable or better outlook by S&P,

or, if either such entity ceases to make a rating on the notes publicly available for reasons outside of the Company's control, the equivalent investment grade credit rating from any other rating agency.

        "Investment Grade Rating Event" means the first day on which the notes have an Investment Grade Rating from each of S&P and Moody's, and no Default has occurred and is then continuing under the Indenture.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means the first date on which the notes are issued, authenticated and delivered under the applicable Indenture.

        "Joint Marketing Arrangement" means any joint venture, partnership, lease, joint marketing agreement, operating agreement or other arrangement (which may or may not include joint ownership of any Person) pursuant to which the Company or one of its Restricted Subsidiaries arrange for the marketing, lease or sale of products and services and share in the profits therefrom.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any assets and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Make Whole Premium" means:

        (a)   with respect to a 2020 note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at July 15, 2016 plus (ii) any required interest payments due on such note through July 15, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such 2020 note; and

        (b)   with respect to a 2021 note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at November 15, 2016 plus (ii) any required interest payments due on such note through November 15, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such 2021 note.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or the sale or incurrence of any Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

        (1)   the direct costs relating to such Asset Sale, including, without limitation, legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

        (2)   taxes paid or payable as a result thereof;

        (3)   amounts required to be applied to the repayment of Indebtedness (other than under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

        (4)   any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

        (5)   any distributions and other payments required to be made to minority interest holders in any Restricted Subsidiaries as a result of such Asset Sale.

        "Net Working Capital" means:

        (1)   all current assets of the Company and its Restricted Subsidiaries, minus

        (2)   all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness; in each case determined in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

        (1)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

        (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Non-Recourse Purchase Money Indebtedness" means Indebtedness (other than Capital Lease Obligations) of the Company or any Guarantor incurred in connection with the acquisition by the Company or such Guarantor of assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Guarantor in conducting its operations) with respect to which:

        (1)   the holders of such Indebtedness agree that they will look solely to the assets so acquired that secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired assets); and

        (2)   no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

        "Oil and Gas Business" means

        (1)   the acquisition, exploration, exploitation, development, servicing, operation or disposition of interests in, or obtaining production from, oil, natural gas or other hydrocarbon properties;

        (2)   the gathering, marketing, treating, processing (but not refining), storage, selling or transporting of any production from such interests or properties; or

        (3)   any activity that is ancillary, necessary or appropriate to facilitate, or that is incidental to, the activities described in clauses (1) and (2) of this definition.

        "Oil and Gas Liens" means:

        (1)   Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

        (2)   Liens on an oil or gas producing property to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

        (3)   Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary, in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

        (4)   Liens securing Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales:

          (a)   were in existence on the Issue Date,

          (b)   were created in connection with the acquisition of property after the date of the Indenture and such Lien was incurred in connection with the financing of, and within 90 days after the acquisition of the property subject thereto, or

          (c)   constitute Asset Sales made in compliance with the covenant entitled "—Certain Covenants—Repurchase at the Option of Holders—Asset Sales;" and

        (5)   Liens on pipelines or pipeline facilities that arise by operation of law.

        "Permitted Acquisition Indebtedness" means Indebtedness (including Disqualified Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

        (1)   of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

        (2)   of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

          (a)   the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Incurrence of Indebtedness," or

          (b)   the Fixed Charge Coverage Ratio for the Company would be greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

        "Permitted Business Investments" means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

        (1)   ownership of oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

        (2)   the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements (including for limited liability companies), transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations.

        "Permitted Holder" means HALRES or any manager, director, controlling equity holder or Subsidiary thereof.

        "Permitted Investments" means:

        (1)   any Investment in the Company or in a Restricted Subsidiary of the Company;

        (2)   any Investment in Cash Equivalents;

        (3)   any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

          (a)   such Person becomes a Restricted Subsidiary of the Company; or

          (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  or any Investment held by such Person at the time of such transaction, provided such Investment was not made in contemplation of such transaction;

        (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the option of Holders—Asset Sales;"

        (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

        (6)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

        (7)   payroll, travel, relocation and similar advances to officers, directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (8)   loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary made for bona fide business purposes;

        (9)   Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or received in connection with a work-out or recapitalization of the issuer or as a result of a foreclosure or other transfer of title or perfection or enforcement of any lien with respect to any secured Investment in default;

        (10) Hedging Obligations, which transactions or obligations are incurred in compliance with "—Certain Covenants—Incurrence of Indebtedness;"

        (11) Permitted Business Investments;

        (12) Investments in accounts receivable, prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business;

        (13) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

        (14) Permitted Joint Venture Investments and Joint Marketing Arrangements entered into by the Company and its Restricted Subsidiaries in an aggregate amount (measured on the date on which each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments pursuant to this clause, do not exceed $25.0 million at any time outstanding;

        (15) Investments arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary in accordance with this Indenture; and

        (16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date, not to exceed the greater of $50.0 million and 2.0% of ACNTA determined at the time of such Investment.

        In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of the Investment, without regard to subsequent changes in value.

        With respect to any Investment, the Company may, in its sole discretion, allocate or re-allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

        "Permitted Joint Venture Investment" means an Investment by such Person in any other Person engaged in the Oil and Gas Business (a) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person, and (b) of which at least 30% of the outstanding Equity Interests of such other Person are at the time owned directly or indirectly by such Person.

        "Permitted Liens" means:

        (1)   Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

        (2)   Liens in favor of the Company or the Guarantors;

        (3)   Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

        (4)   Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

        (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (6)   Liens existing on the Issue Date;

        (7)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

        (8)   Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

        (9)   Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

        (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, Attributable Debt, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

          (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

          (b)   such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

        (11) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice and (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business));

        (12) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

        (13) Liens on the Capital Stock of any Unrestricted Subsidiary to the extent securing Indebtedness of Unrestricted Subsidiaries;

        (14) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses so long as no additional collateral is granted as security thereby;

        (15) Liens created for the benefit of (or to secure) all of the notes (including additional notes of the same series) issued under the Indenture;

        (16) Liens on property securing a defeasance trust; and

        (17) in addition to the foregoing, Liens securing Indebtedness and other obligations in an aggregate amount at any time outstanding which does not exceed the greater of $20.0 million and 1.0% of ACNTA as most recently determined at such time.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued and unpaid interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

        (2)   (a) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded is earlier than the final maturity date of the notes, the Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded; or (b) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded is later than the final maturity date of the notes, the Permitted Refinancing Indebtedness has a final maturity date at least 91 days later than the final maturity date of the notes;

        (3)   the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded;

        (4)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (5)   such Indebtedness is not incurred by a Restricted Subsidiary if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may Guarantee Permitted Refinancing

Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the notes, such Guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent; and

        (6)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded is Non-Recourse Purchase Money Indebtedness, such Permitted Refinancing Indebtedness satisfies clauses (1) and (2) of the definition of "Non-Recourse Purchase Money Indebtedness."

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

        "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest or Production Payment in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where, in the case of each of the foregoing, the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the foregoing interests.

        "Rating Category" means:

        (1)   with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

        (2)   with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

        "Rating Decline" means a decrease in the rating of the notes by either Moody's or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or-for S&P, and 1, 2, and 3 for Moody's, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Senior Debt" means:

        (1)   all Indebtedness of the Company or any Guarantor outstanding under the Existing Credit Facility and all Hedging Obligations with respect thereto; and

        (2)   any other Indebtedness of the Company or any Guarantor permitted to be incurred by it under the terms of the Indenture, unless such Indebtedness is Subordinated Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means Indebtedness of the Company (or a Guarantor) that is expressly subordinated or junior in right of payment to the notes (or a Subsidiary Guarantee, as appropriate) pursuant to a written agreement to that effect.

        "Subsidiary" means any subsidiary of the Company. A "subsidiary" of any Person means:

        (1)   a corporation a majority of whose Voting Stock is at the time, directly or indirectly owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; or

        (2)   a partnership, joint venture, limited liability company or similar entity, in which such Person or a subsidiary of such Person is, at the date of determination, in the case of a partnership, a general or limited partner of such partnership, and, in the case of each of the foregoing entities, is entitled to receive more than 50 percent of the assets of such entity upon its dissolution.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an officers' certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        "Unrestricted Subsidiary" means any Subsidiary of the Company (and any Subsidiary thereof) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (1)   has no Indebtedness other than Non-Recourse Debt;

        (2)   is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary or the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

        (3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (4)   has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation is in compliance with the next succeeding sentence and would not otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, such designation shall be deemed an Investment in the Subsidiary so designated and all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated, shall be valued at their Fair Market Value at the time of such designation for purposes of determining compliance with the covenant described above under the caption "—Certain Covenants—Restricted Payments;" provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. That designation will only be permitted if such Restricted Payment would be so permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation certified in an officers' certificate that also certifies that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" in which case such designation shall be effective as of the date specified in such resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness," the Company shall be in default of such covenant.

        The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Volumetric Production Payments" mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2)   the then outstanding principal amount of such Indebtedness.

Book-Entry; Delivery and Form

  The Global Notes

        Initially, the new notes will be represented by one or more registered notes in global form, without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited on the issue date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain with the trustee as custodian for DTC.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

        All interests in the Global Notes, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems.

  Certain Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

        We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of Participants with an interest in the Global Note and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Notes for all purposes under the indentures. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the respective trustees thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indentures or such Global Notes. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the applicable trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Notes representing such notes under the indentures. Under the terms of the indentures, we and the trustees may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the applicable trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the Global Notes by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC's settlement date.

        Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the applicable trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

        If:

  •
  we notify the applicable trustee in writing that DTC is no longer willing or able to act as a depositary for the Global Notes or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation; or

  •
  an event of default has occurred and is continuing and the registrar has received a request from DTC or a beneficial owner in a Global Note to issue Certificated Notes,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the applicable trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

        Neither we nor the applicable trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

Registration Rights

        We entered into registration rights agreements with the initial purchasers with respect to the offerings of the old notes. Under the registration rights agreements, we agreed for the benefit of the holders of the old notes, that we would, at our cost and subject to certain exceptions, consummate the exchange offers described in this prospectus. For details regarding the exchange offers, please read "The Exchange Offers."

        Pursuant to the registration rights agreements, we agreed to:

  (1)
  file a registration statement (the "Exchange Offer Registration Statement") with the SEC, and use the Company's reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act, with respect to a registered offer (the "Registered Exchange Offer") to exchange each note for a new note of the Company (the "Exchange Notes") having terms substantially identical in all material respects to such note (except that the Exchange Note will not contain terms with respect to transfer restrictions);

  (2)
  promptly following the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the notes; and

  (3)
  keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the notes.

        For each note tendered to us pursuant to the Registered Exchange Offer, the Company will issue to the Holder of such note an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on such note, from the Issue Date.

        Under existing SEC interpretations, the Exchange Notes will be freely transferable by Holders other than the Company's affiliates after the Registered Exchange Offer without further registration under the Securities Act if the Holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any Person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

        Under the registration rights agreement, the Company is required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

        A Holder of notes (other than certain specified holders) who wishes to exchange such notes for Exchange Notes in the Registered Exchange Offer will be required to represent, among other things, that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        In the event that:

  (1)
  applicable interpretations of the staff of the SEC do not permit us to effect a Registered Exchange Offer; or

  (2)
  for any other reason the Registered Exchange Offer is not consummated within 365 days from the applicable Issue Date; or

  (3)
  any of the initial purchasers notifies us following consummation of the Registered Exchange Offer that notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

  (4)
  certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, we will, subject to certain exceptions:

  (a)
  promptly file a shelf registration statement (the "Shelf Registration Statement") covering resales of such notes or the Exchange Notes, as the case may be;

  (b)
  (i) in the case of clause (1) or (2) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 365th day after the Issue Date and (ii) in the case of clause (3) or (4) above, use the our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the date on which the Shelf Registration Statement is required to be filed; and

  (c)
  keep the Shelf Registration Statement effective until the earliest of (i) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations by non-affiliates of ours under clause (d) of Rule 144, (ii) two years from the effective date of the Shelf Registration Statement and (iii) the date on which all notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the Exchange Notes, as the case may be. A Holder selling such notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such Holder (including certain indemnification obligations).

        We will pay additional cash interest on the applicable notes, subject to certain exceptions:

  (1)
  if obligated to file a Shelf Registration Statement, a Shelf Registration Statement is not declared effective by the SEC on or prior to the required effective date specified above;

  (2)
  if the Exchange Offer is not consummated on or before the 365th day after the applicable Issue Date; or

  (3)
  after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (3), a "Registration Default");

        from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

        The rate of the additional interest will be 0.50% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per 90-day per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.50% per year. The Company will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the applicable series of notes and the Exchange Notes. The Company will not be required to pay additional interest for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

        All references in the Indentures and in this "Description of the New Notes," in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest payable pursuant to the registration rights agreements.

        If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof, provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary based on present law of the material United States federal income tax considerations relating to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date hereof. These authorities may be changed, perhaps retroactively, and are subject to different interpretations, so the United States federal income tax consequences may be different from those described herein. This summary assumes that the old notes and the new notes are held as capital assets (generally, property held for investment) and holders are investors who purchased the old notes for cash upon their original issue at their initial offering price.

        This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a holder's particular circumstances or of special rules, such as those that apply to holders subject to the alternative minimum tax, banks and other financial institutions, tax-exempt organizations, insurance companies, dealers or traders in securities or commodities, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, certain former citizens or former long-term residents of the United States, foreign governments or international organizations, persons who will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction or integrated transaction, or partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes) or other pass-through entities or investors in such entities. If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds new notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor. We have not sought any ruling from the IRS or opinion of counsel with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with and not challenge these statements and conclusions.

        THIS SUMMARY DOES NOT REPRESENT A DETAILED DESCRIPTION OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS THE EFFECTS OF ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS. IT IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF NEW NOTES. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION TO SUCH CIRCUMSTANCES OF THE UNITED STATES FEDERAL TAX LAWS AS WELL AS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  Exchange of the Notes

        The new notes do not differ materially in kind or extent from the old notes and, as a result, your exchange of old notes for new notes will not constitute a taxable disposition of the old notes for United States federal income tax purposes. As a result, you will not recognize taxable income, gain or loss on such exchange, your holding period for the new notes generally will include the holding period for the old notes so exchanged, and your adjusted tax basis in the new notes generally will be the same as your adjusted tax basis in the old notes so exchanged.

  United States Holders

        The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder of the new notes. Certain consequences to non-United States holders of the new notes are described under "Non-United States Holders" below. As used in this discussion, "United States Holder" means a beneficial owner of new notes that for United States federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any political subdivision or state thereof, or the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) if its administration is subject to the primary supervision of a court within the United States and one or more "United States persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

  Payments of interest

        Interest on the new notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

  Disposition of the new notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of the new notes, you generally will recognize capital gain or loss equal to the difference between:

  •
  the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the notes that you have not previously included in income, which will generally be taxable as ordinary income); and

  •
  your adjusted tax basis in the new notes.

        Your adjusted tax basis in a new note generally will equal the cost of the new note to you. Any gain or loss that is recognized on the disposition of the new notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the new notes for more than one year at the time of disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at reduced rates. Your ability to deduct capital losses is subject to certain limitations.

  Payments upon early redemptions and other circumstances

        In certain circumstances (see "Description of the New Notes—Registration Rights;" "—Optional Redemption;" and "—Repurchase at the Option of Holders—Change of Control"), we may be entitled or obligated to redeem the new notes before their stated maturity date or obligated to pay a United States Holder additional amounts in excess of stated interest or principal on the new notes. We do not intend to treat the potential redemption or payment of any such amounts as part of or affecting the yield to maturity of any new notes. In the event such a contingency occurs, it would affect the amount and timing of the income (and possibly character) that a United States Holder must recognize. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on the new notes at a higher yield and to treat as ordinary income (rather than capital gain) any income realized on the taxable disposition of a note before the resolution of the contingencies.

  Legislation relating to net investment income

        For taxable years beginning after December 31, 2012, a 3.8% tax on the "net investment income" of certain United States individuals, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes interest and certain net gain from the disposition of property, less certain deductions. Income on the new notes generally would be included in net investment income for this purpose.

  Information reporting and backup withholding

        In general, information reporting is required as to certain payments of interest on the new notes and on the proceeds of a disposition of the new notes unless you are a corporation or other exempt person and, if requested, certify such status. In addition, you will be subject to backup withholding on payments made to you of principal and interest on your new note and to payments of proceeds of a sale or other disposition of your new note if you are not exempt, you fail to properly furnish a taxpayer identification number or if the IRS has notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

  Non-United States Holders

        The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of new notes. As used in this tax discussion, "non-United States Holder" means any beneficial owner of the new notes that is an individual, corporation, estate or trust that is not a United States Holder. The rules governing the United States federal income taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of certain of those rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND OTHER TAX LAWS, AS WELL AS FOREIGN TAX LAWS, INCLUDING ANY REPORTING REQUIREMENTS.

  Payments of interest

        Interest on the new notes will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with your conduct of a trade or business in the United States and if you qualify for the "portfolio interest" exemption. You will qualify for the portfolio interest exemption if you:

  •
  do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

  •
  are not a controlled foreign corporation related to us, directly or indirectly, actually or constructively, through stock ownership;

  •
  are not a bank whose receipt of interest on the new notes is interest received pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  appropriately certify as to your foreign status.

        You may generally meet the certification requirement listed above by providing to us or our agent a properly completed IRS Form W-8BEN. If the portfolio interest exemption is not available to you, then payments of interest on the new notes will be subject to United States federal withholding tax at a rate of 30% unless you certify on IRS Form W-8BEN as to your eligibility for a lower rate under an applicable income tax treaty.

        Interest that is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States) is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you generally will be subject to United States federal income tax on such interest on a net income basis at graduated rates applicable to United States persons generally. In addition, if you are a foreign corporation you may incur a branch profits tax on such interest equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your new notes in the earnings and profits subject to United States branch profits tax if these amounts are effectively connected with your conduct of a trade or business in the United States.

  Disposition of the notes

        You generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the new notes (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest and may be subject to the rules discussed above in "—Non-United States Holders—Payments of interest) unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), in which case you generally will be subject to United States federal income tax in the same manner as a United States person, and if you are a foreign corporation, you may incur a branch profits tax at a rate of 30% (or a lower applicable treaty rate) of your effectively connected earnings and profits, which will include such gain; or

  •
  you are an individual present in the United States for 183 days or more in the taxable year in which such disposition occurs and certain other conditions are met, in which case you will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate) on the gain, which may be offset by United States source capital losses.

  Information reporting and backup withholding

        Payments to you of interest on the new notes (including amounts withheld from such payments, if any) generally will be required to be reported to the IRS and to you. United States backup withholding generally will not apply to payments to you of interest on the new notes if the statement described in "—Non-United States Holders—Payments of interest" is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

        Payment of the proceeds of a sale of the new notes effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of the new notes effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of the new notes effected outside the United States by such a broker if it is:

  •
  a United States person;

  •
  a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  a controlled foreign corporation for United States federal income tax purposes; or

  •
  a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United

        States persons or is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

  Foreign Account Tax Compliance

        Recently enacted legislation, so-called FATCA, generally imposes a withholding tax of 30% on interest income from debt instruments and the gross proceeds of a disposition of debt instruments paid to a "foreign financial institution" (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners), is subject to and complies with the terms of an applicable intergovernmental agreement implementing FATCA (and/or with any rules implementing such agreement) or is otherwise deemed complaint under FATCA. The legislation also generally imposes a withholding tax of 30% on interest income from debt instruments and the gross proceeds of a disposition of debt instruments paid to a non-financial foreign entity in certain cases (as the beneficial owner or as an intermediary for the beneficial owner) unless such entity provides the withholding agent with certain certification or information relating to U.S. ownership of the entity. Under certain circumstances, such foreign persons might be eligible for refunds or credits of such taxes. This withholding tax on U.S. source income, such as interest paid by a U.S. issuer, will not be imposed with respect to payments made prior to January 1, 2014, and the withholding tax on gross proceeds from a disposition of equity or debt instruments of U.S. issuers will not be imposed with respect to payments made prior to January 1, 2017. In addition, under a "grandfathering" rule, this withholding tax will not apply to payments (of interest or gross proceeds) on a debt instrument issued prior to January 1, 2014, such as the new notes issued in this offering (except to the extent that such instrument is modified after such date in a manner that results in such instrument being treated as a new debt instrument for federal income tax purposes). Holders should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

CERTAIN ERISA CONSIDERATIONS

        To the extent the new notes are held by an employee benefit plan subject to Title I of ERISA, or Section 4975 of the Code, the following are some considerations that should be taken into account. A fiduciary of an employee benefit plan subject to ERISA must determine that the holding of a new note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code, must also determine that its holding of new notes does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

        Similar state and/or local laws may apply to plans and entities holding plan assets that are not subject to Title I of ERISA or Section 4975 of the Code.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the new notes received in exchange for the old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 20             (90 days after the consummation of the exchange offers), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of the new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the consummation of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as provided in the enclosed letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes being offered hereby and certain other legal matters are being passed upon for us by Mayer Brown LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Halcón Resources Corporation's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Halcón Resources Corporation as of December 31, 2011, and for the two fiscal years in the period ended December 31, 2011, incorporated in this prospectus by reference to Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by UHY LLP, an independent registered public accounting firm. Such financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón for each of the three fiscal years in the period ended December 31, 2011 have been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón for the period from February 1, 2011 to December 31, 2011 has been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The audited financial statements of SBE Partners LP and the audited financial statements and management's assessment of the effectiveness of internal control over financial reporting of GeoResources, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

        The estimated reserve evaluations and related calculations of Forrest A. Garb & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

INCORPORATION BY REFERENCE

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede the information contained or incorporated by reference herein. Any information furnished to the SEC under Items 2.02 or 7.01 or the exhibits relating to furnished items are not incorporated into or made part of this prospectus. You should not assume that the information included or incorporated by reference in this prospectus is current as of any date other than the date of the respective documents. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, January 30, 2013, March 4, 2013, March 8, 2013 and April 3, 2013.

        The audited financial statements for GeoResources and its subsidiaries and for SBE Partners, LP for the years ended December 31, 2011 and 2010 are incorporated herein by reference to Exhibits 99.3 and 99.4, respectively, to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012. The unaudited interim financial statements for GeoResources and its subsidiaries for the three and six month periods ended June 30, 2012 and 2011 are incorporated herein by reference to Exhibit 99.6 to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012.

        The statements of revenues and direct operating expenses for the East Texas Assets for the period from February 1, 2011 through December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on June 25, 2012. The statements of revenues and direct operating expenses for the East Texas Assets for the three and six months ended June 30, 2012 are incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2012.

        The statements of revenues and direct operating expenses for the Williston Basin Assets for the three years in the period ended December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 22, 2012. The statements of revenues and direct operating expenses for the Williston Basin Assets for the three and nine months ended September 30, 2012 and 2011 are incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on December 11, 2012.

        Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed "filed" with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana, Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

        You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

Offer to Exchange up to $750,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 for up to $750,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 which have been registered under the Securities Act of 1933; and

Offer to Exchange up to $1,350,000,000 aggregate principal amount of 8.875% Senior Notes due 2021 for up to $1,350,000,000 aggregate principal amount of 8.875% Senior Notes due 2021 which have been registered under the Securities Act of 1933

Prospectus

                                    , 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the organizational documents of each registrant guarantor.

Indemnification of Directors and Officers of Halcón Resources Corporation

        Article Seventh of our certificate of incorporation, as amended, and Article VII of our bylaws, as amended, provides for indemnification of officers and directors of Halcón, as well as its employees if desired, to the extent authorized by the Delaware General Corporation Law (the "DGCL"). Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person's official capacity and as to action in another capacity while holding such office. We also have the power to purchase and maintain insurance for such directors and officers.

        We have also entered into individual indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Indemnification of Directors and Officers of Registrant Guarantors

  Colorado

        Each of G3 Energy, LLC and G3 Operating, LLC is a Colorado limited liability company. Section 7-80-407 of the Colorado Limited Liability Company Act provides that a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a person or manager for liabilities incurred by the person, in the ordinary course of business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person's duties to the limited liability company. The operating agreement of G3 Energy, LLC provides that the company shall indemnify each member or any officers or directors of such member relating to any liability or damage incurred by reason of any acts or omissions of such person in connection with the business of the company and will reimburse such person for attorneys' fees in connection therewith to the extent the member, officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the interests of the company and the conduct of the member, officer or director did not constitute actual fraud, gross negligence or willful misconduct. In addition, the operating agreement of G3 Operating, LLC provides that each manager will be indemnified for any act performed by such manager within the scope of the authority conferred on the manager by the operating agreement, except for acts or omissions constituting fraud, gross negligence or an intentional breach of the operating agreement or applicable law.

  Delaware

        Each of Halcón Resources Operating, Inc., Halcón Holdings, Inc., HRC Energy Resources (WV), Inc., HRC Energy Holdings (LA), Inc. and Halcón Energy Properties, Inc. is a Delaware corporation (collectively, the "Delaware Corporate Subsidiaries"). The indemnification provisions of the

DGCL described in "Indemnification of Directors and Officers of Halcón Resources Corporation" above also relate to the directors and officers of the Delaware Corporate Subsidiaries.

        Each of HRC Energy Louisiana, LLC, Halcón Geo Holdings, LLC, and Halcón Field Services, LLC is a Delaware limited liability company (each, a "Delaware LLC Subsidiary"). Section 18-108 of the Delaware Limited Liability Company Act ("DLLCA") provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of each Delaware LLC Subsidiary contains indemnification provisions that generally provide that it will indemnify any person against any losses, damages, claims or liabilities to which they may become subject or which they may incur as a result of being or having been an organizer, member, manager, officer, employee or agent of such Delaware LLC Subsidiary, and may advance to them or reimburse them for expenses incurred in connection therewith.

        Halcón Louisiana Operating, L.P. is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to any standards and restrictions, if any, as are set forth in its partnership agreement. The agreement of limited partnership of Halcón Louisiana Operating, L.P. contains indemnification provisions that generally provide that it will indemnify each past or present general partner, manager, officer, and to the extent determined by the general partner from time to time, other agents and representatives against any actions, suits, or proceedings, and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses arising out of the management of Halcón Louisiana Operating, L.P, and may advance to them or reimburse them for reasonable expenses incurred in connection therewith to the fullest extent now or hereafter permitted by the DRULPA.

  Louisiana

        HRC Energy Resources (Lafourche), Inc. is a Louisiana corporation. Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

        The bylaws of HRC Energy Resources (Lafourche), Inc. provide that it will indemnify its directors, and may indemnify its officers, employees and agents and may procure insurance on behalf of its officers, directors, employees and agents, to the fullest extent permitted by the LBCL.

  Oklahoma

        HLP Gulf States, LLC is an Oklahoma limited liability company. Section 2017 of the Oklahoma Limited Liability Company Act ("OLLCA") provides that the articles of organization or operating agreement of a limited liability company may provide for the indemnification of members or managers of the company. Under the OLLCA, the articles of organization or operating agreement may also eliminate or limit the liability of a member or manager for monetary damages for breach of fiduciary duty, except in circumstances involving (i) a manager's breach of the duty of loyalty to the company or its members, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, or (iii) any transaction from which the manager derived an improper personal benefit.

  Texas

        Each of Pontotoc Production Company, Inc. and Halcón Operating Co., Inc. is a Texas corporation. Each of Halcón Williston I, LLC, Halcón Williston II, LLC, Catena Oil & Gas, LLC, Southern Bay Operating, L.L.C., Southern Bay Energy, LLC and Southern Bay Louisiana, LLC is a Texas limited liability company. The provisions of Chapter 8 of the Texas Business Organizations Code ("TBOC") on indemnification are equally applicable to all Texas business organizations or enterprises.

        Sections 8.101 and 8.102 of the TBOC provide that any governing person, former governing person or delegate of a Texas enterprise may be indemnified against judgments and reasonable expenses actually incurred by the person in connection with a proceeding, in which he was, is, or is threatened to be made a respondent in a proceeding if it is determined, in accordance with Section 8.103 of the TBOC, that: (i) he acted in good faith, (ii) he reasonably believed (a) in the case of conduct in the person's official capacity, that the person's conduct was in the enterprise's best interests or (b) in any other case, that the person's conduct was not opposed to the enterprise's best interests, and (iii) in the case of a criminal proceeding, he did not have a reasonable cause to believe that his conduct was unlawful. Section 8.103 of the TBOC provides that the determination as to whether indemnification should be paid must be made by disinterested members of the governing authority of the enterprise, special legal counsel selected by the governing authority, or the owners or members of the enterprise. If the person is wholly successful in the defense of the proceeding, on the merits or otherwise, or a court determines that the person is entitled to indemnification, such indemnification is mandatory in accordance with Section 8.051 of the TBOC. In connection with any proceeding in which the person is (x) found liable because the person improperly received a personal benefit or (y) found liable to the enterprise, indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and will not include a judgment, penalty, fine, or an excise or similar tax. Indemnification may not be made in relation to a proceeding in which the person has been found liable for willful or intentional misconduct in the performance of the person's duty to the enterprise, breach of the person's duty of loyalty owed to the enterprise or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. To limit indemnification, liability must be established by an order and all appeals of the order must be exhausted or foreclosed by law.

        For Texas limited liability companies, in addition to the provisions cited above, Section 101.402 of the TBOC provides a limited liability company with broad powers and authority to indemnify such persons and to purchase and maintain insurance for such purposes.

        Reference is made to Item 22 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 21.    Exhibit and Financial Statement Schedules.

        (a)   Exhibits. See the "Exhibit Index" following the signature pages hereto.

Item 22.    Undertakings.

        Each undersigned registrant hereby undertakes:

        (a)   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HALCÓN RESOURCES CORPORATION
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature	Title

/s/ FLOYD C. WILSON Floyd C. Wilson	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III	Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Tucker S. Bridwell	Director
* James W. Christmas	Director
* Thomas R. Fuller	Director
* Kevin E. Godwin	Director

Signature		Title

* David S. Hunt		Director
* James L. Irish III		Director
* David B. Miller		Director
* Daniel A. Rioux		Director
* Stephen P. Smiley		Director
* Michael A. Vlasic		Director
* Mark A. Welsh IV		Director
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HALCÓN ENERGY PROPERTIES, INC.
HALCÓN HOLDINGS, INC.
HALCÓN OPERATING CO., INC.
HALCÓN RESOURCES OPERATING, INC.
HRC ENERGY HOLDINGS (LA), INC.
HRC ENERGY RESOURCES (LAFOURCHE), INC.
HRC ENERGY RESOURCES (WV), INC.
PONTOTOC PRODUCTION COMPANY, INC.
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

CATENA OIL & GAS LLC G3 OPERATING, LLC G3 ENERGY, LLC HALCÓN GEO HOLDINGS, LLC SOUTHERN BAY ENERGY, LLC SOUTHERN BAY LOUISIANA, LLC SOUTHERN BAY OPERATING, L.L.C.
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HALCÓN WILLISTON I, LLC HALCÓN WILLISTON II, LLC
By:	HALCÓN ENERGY PROPERTIES, INC. its Sole Member
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HALCÓN FIELD SERVICES, LLC
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HALCÓN LOUISIANA OPERATING, L.P.
By:	HLP GULF STATES, LLC its General Partner
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HLP GULF STATES, LLC
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2013.

HRC ENERGY LOUISIANA, LLC
By:	HRC ENERGY RESOURCES (LAFOURCHE), INC. its Sole Member
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 2013.

Signature		Title

/s/ FLOYD C. WILSON Floyd C. Wilson		Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Mark J. Mize		Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Joseph S. Rinando, III		Vice President and Chief Accounting Officer (Principal Accounting Officer)
By:	/s/ FLOYD C. WILSON Floyd C. Wilson Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
4.1		Indenture, dated July 16, 2012, among Halcón Resources Corporation, the subsidiary guarantors named therein, and U.S. Bank Trust National Association, as trustee (incorporated by reference to Exhibit 4.1 to Halcón Resources Corporation's Current Report on Form 8-K filed July 17, 2012)
4.2
First Supplemental Indenture, dated August 1, 2012, by and among Halcón Resources Corporation, the parties named therein as the subsidiary guarantors, and U.S. Bank National Association, as trustee, relating to the 9.750% senior notes due 2020 (incorporated by reference to Exhibit 4.1 to Halcón Resources Corporation's Current Report on Form 8-K filed August 2, 2012)
4.3
Second Supplemental Indenture, dated August 1, 2012,by and among Halcón Resources Corporation, the parties named therein as the subsidiary guarantors, and U.S. Bank National Association, as trustee, relating to the 9.750% senior notes due 2020 (incorporated by reference to Exhibit 4.2 to Halcón Resources Corporation's Current Report on Form 8-K filed August 2, 2012)
4.4
Indenture dated as of November 6, 2012, by and among Halcón Resources Corporation, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee, relating to Halcón Resources Corporation's 8.875% senior notes due 2021 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed November 7, 2012)
4.5
First Supplemental Indenture dated December 6, 2012, by and among Halcón Resources Corporation, the parties named therein as subsidiary guarantors and U.S. Bank National Association, as trustee, relating to the 8.875% senior notes due 2021 (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed December 11, 2012).
4.6
Third Supplemental Indenture dated December 6, 2012, by and among Halcón Resources Corporation, the parties named therein as the subsidiary guarantors and U.S. Bank National Association, as trustee, relating to the 9.750% senior notes due 2020 (incorporated by reference to Exhibit 4.4 of our Current Report on Form 8-K filed December 11, 2012)
4.7
Registration Rights Agreement, dated July 16, 2012, between Halcón Resources Corporation and Barclays Capital Inc. on behalf of the initial purchasers named therein (incorporated by reference to Exhibit 4.2 to Halcón Resources Corporation's Current Report on Form 8-K filed July 17, 2012)
4.8
Registration Rights Agreement dated as of November 6, 2012, between Halcón Resources Corporation and Wells Fargo Securities, LLC, on behalf of the initial purchaser named therein (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed November 7, 2012)
4.9
Registration Rights Agreement dated as of January 14, 2013, between Halcón Resources Corporation and Wells Fargo Securities, LLC, on behalf of the initial purchaser named therein (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed January 15, 2013)
5.1	**	Opinion of Mayer Brown LLP
5.2	**	Opinion of Davis, Graham & Stubbs LLP
5.3	**	Opinion of Thompson & Knight LLP
23.1	*	Consent of Deloitte & Touche LLP
23.2	*	Consent of UHY LLP

Exhibit Number		Description
23.3	*	Consent of Grant Thornton LLP
23.4	**	Consent of Netherland Sewell & Associates, Inc.
23.5	**	Consent of Forrest A. Garb & Associates, Inc.
23.6	**	Consent of Mayer Brown LLP (included in its opinion previously filed as Exhibit 5.1)
23.7	**	Consent of Davis, Graham & Stubbs LLP (included in its opinion previously filed as Exhibit 5.2)
23.8	**	Consent of Thompson & Knight LLP (included in its opinion previously filed as Exhibit 5.4)
24.1	**	Power of Attorney
25.1	**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association to act as trustee under the Indenture
99.1	**	Form of Letter of Transmittal (with accompanying substitute Form W-9 and related Guidelines)
99.2	**	Form of Notice of Guaranteed Delivery
99.3	**	Form of Letter to The Depository Trust Company Participants
99.4	**	Form of Letter to Clients (with form of Instructions to The Depository Trust Company Participant)

*
Indicates exhibits filed herewith.

**
Indicates exhibits previously filed.